SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARMSTRONG FLOORING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ARMSTRONG FLOORING, INC. 2500 COLUMBIA AVENUE, P.O. BOX 3025 LANCASTER, PA 17603 www.armstrongflooring.com April 24, 2020

2020 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

We look forward to your attendance virtually via the Internet or by proxy at the 2020 Armstrong Flooring, Inc. Annual Meeting of Stockholders. We will hold the meeting at 9:00 a.m. Eastern time on Friday, June 5, 2020.

Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting. Your vote is important, and we strongly urge you to cast your vote. We encourage you to vote promptly, even if you plan to attend the meeting via the Internet.

On behalf of your Board of Directors, thank you for your continued support of Armstrong Flooring.

Very truly yours,

Larry S. McWilliams
Chair of the Board

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m. Eastern time on Friday, June 5, 2020
Attendance	Via the Internet at www.virtualshareholdermeeting.com/AFI2020
Record Date	April 7, 2020

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Armstrong Flooring, Inc. (the “Company”) will be held virtually, via the Internet at www.virtualshareholdermeeting.com/AFI2020, on Friday, June 5, 2020 at 9:00 a.m. Eastern time (the “Annual Meeting”) for the following purposes:

1.	To elect seven (7) director nominees named in the accompanying Proxy Statement to serve one-year terms expiring at the 2021 annual meeting of stockholders;

2.	To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020; and

4.	To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 7, 2020 are entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof.

By Order of the Board of Directors.

Christopher S. Parisi

Senior Vice President, General Counsel & Secretary

April 24, 2020

YOUR VOTE IS IMPORTANT. We urge you to cast your vote promptly, even if you plan to attend the Annual Meeting via the Internet. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. See “QUESTIONS & ANSWERS” on page 1 of the Proxy Statement for further information. Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/AFI2020. Stockholders may vote and submit questions while attending the meeting via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON JUNE 5, 2020:

The Notice of Annual Meeting, Proxy Statement and

the Company’s 2019 Annual Report are available at www.proxyvote.com.

i

PROXY STATEMENT

On April 1, 2016, we became an independent public company as a result of the separation by Armstrong World Industries, Inc. (“AWI”) of its Resilient Flooring and Wood Flooring segments from its Building Products segment (the “Separation”). On December 31, 2018, we sold our Wood Flooring business.

We prepared this Proxy Statement under the direction of our Board of Directors (the “Board”) to solicit your proxy for use at our 2020 Annual Meeting of Stockholders to be held via the Internet on Friday, June 5, 2020 at 9:00 a.m. Eastern time (the “Annual Meeting”). When we refer to “we,” “our,” “us,” “Armstrong Flooring,” “AFI” and the “Company” in this Proxy Statement, we are referring to Armstrong Flooring, Inc. This Proxy Statement (“Proxy Statement”) and the related materials are first being distributed to stockholders on or about April 24, 2020.

QUESTIONS & ANSWERS

Why am I being asked to review these materials?

Our Board is soliciting proxies for use at the Annual Meeting. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the proposals to be voted upon at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting via the Internet and are entitled and encouraged to vote on the proposals described in this Proxy Statement.

Who is entitled to vote?

Each holder of record of our shares of common stock, par value $0.0001 per share (“Common Shares”), at the close of business on the record date, April 7, 2020 (the “Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 21,555,833 Common Shares were issued and outstanding and entitled to vote at the Annual Meeting, which number excludes 6,801,825 Common Shares held in treasury.

What must I do to attend the meeting via the Internet?

You may attend and participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/AFI2020 where you will be able to vote and submit questions during the meeting. Stockholders who use the control number that was furnished to them with their copy of these proxy materials to log on to the meeting will be able to vote and submit questions during the meeting.

How do I vote?

You may vote your shares as follows:

By Internet Before the Annual Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Annual Meeting - Go to www.virtualshareholdermeeting.com/AFI2020

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

By Phone (1-800-690-6903)—Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

By Mail—Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are registered directly in your own name with our transfer agent, AST Financial (“AST”), you are considered a “stockholder of record” with respect to those shares, and the Notice has been sent directly to you. If you hold your shares through a broker, bank or other nominee, you are considered a “beneficial owner” of those shares, holding such shares in “street name.” If you are a beneficial owner of shares, you will receive instructions from your broker or other nominee describing how to instruct your broker or nominee to vote your shares. To vote online at the Annual Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” that will permit them to vote their shares via the Internet at the meeting.

What is the deadline for voting if I do not plan to attend the Annual Meeting?

You may vote via the Internet or by telephone until 11:59 p.m., Eastern Time, on June 4, 2020, or Broadridge Investor Communications Solutions, Inc. must receive your paper proxy card by mail on or before June 4, 2020.

Can I change my vote after I have delivered my proxy?

A subsequent vote will change your prior vote. The last vote received prior to the Annual Meeting will be the one counted. If you are a stockholder of record, you may also change your vote by voting online during the Annual Meeting. Beneficial owners wishing to change their votes after returning voting instructions to their broker or other nominee must contact the broker or nominee directly.

Can I revoke a proxy?

Yes. A stockholder of record may revoke a properly executed proxy at any time before its exercise by submitting a letter addressed to, and received by, our Corporate Secretary, by delivering later dated proxy instructions or by voting online during the meeting. Beneficial owners cannot revoke their proxies at the Annual Meeting because the registered stockholders (the broker, bank or other nominees) will not be present. Beneficial owners who wish to vote online during the Annual Meeting must obtain a legal proxy from their broker, bank or other nominee.

Who will vote my shares at the Annual Meeting and how will they vote my shares if I provide voting instructions and/or grant my proxy?

Larry S. McWilliams, Chair of the Board, and James C. Melville, Chair of the Board’s Nominating and Governance Committee (the “Governance Committee”), were designated by the Board to vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes for a fee of approximately $18,000 plus reasonable expenses.

What is a quorum? Why is a quorum required?

It is important that your proxy be returned because a quorum is required for our stockholders to conduct business at the Annual Meeting. The presence at the meeting via the Internet or representation by proxy of the holders of

Common Shares having a majority of the voting power represented by all issued and outstanding Common Shares entitled to vote on the Record Date will constitute a quorum, allowing us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this Proxy Statement includes a “routine” management proposal, shares represented by “broker non-votes” will be counted in determining whether there is a quorum present. If there is not a quorum present at the Annual Meeting, we will be forced to reconvene the Annual Meeting at a later date.

What is the effect of an abstention?

The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting, so long as the stockholder is present via the Internet or represented by proxy. With regard to the election of directors, votes may be cast “for,” “against,” or “abstain,” and votes to abstain will have no effect. Abstentions may be specified on all other proposals. An abstention from voting on a matter by a stockholder present via the Internet or represented by proxy at the Annual Meeting has the same legal effect as a vote “against” approval of the compensation of our named executive officers (“NEOs”) and ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020.

How will votes be counted on shares held through brokers?

If you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors or the advisory proposal to approve the compensation of our NEOs unless the brokers receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020, assuming that a quorum is obtained.

How many votes are needed to approve each of the proposals?

Each director nominee will be elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting.

Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of a majority of the Common Shares present via the Internet during the meeting or represented by proxy and entitled to vote at the Annual Meeting.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020 requires the affirmative vote of a majority of the Common Shares present via the Internet during the meeting or represented by proxy and entitled to vote at the Annual Meeting.

What does it mean if I receive more than one proxy card or voting instructions?

This means that you have multiple accounts in which you own our Common Shares. Please vote all proxy cards/voting instructions from us to ensure that all of your Common Shares are voted. However, you may want to contact your broker, your bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting AST, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@astfinancial.com; or by phone (1-800-937-5449).

List of Stockholders

A list of our stockholders will be available for inspection for the 10 days prior to the Annual Meeting. In light of restrictions related to COVID-19, if you want to inspect the stockholder list, call our Investor Relations department at (717) 672-9300 to schedule an appointment. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.

What should we do if multiple stockholders reside in our household, and we wish to change the number of copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and the annual report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a Proxy Statement or annual report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603, via email at IR@armstrongflooring.com, or via telephone to the Investor Relations department at 717-672-9300, we will promptly provide separate copies of the annual report and/or this Proxy Statement. Stockholders sharing an address who are receiving multiple copies of the Proxy Statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Where can I find voting results of the Annual Meeting?

We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (“SEC”) within four (4) business days after the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board currently consists of eight (8) members. Jacob H. Welch will not stand for reelection at the Annual Meeting. The Board and the Company are grateful for Mr. Welch’s contributions, astute guidance and dedicated service during his tenure as a Board member, which commenced at the Separation. Effective as of Mr. Welch’s resignation from the Board at the Annual Meeting, the size of the Board will be decreased from eight (8) to seven (7) members.

Based on the recommendation of the Governance Committee, which is composed solely of ‘independent directors’ as defined in the New York Stock Exchange (“NYSE”) Listing Standards, the Board has nominated the following directors for election at the Annual Meeting:

Michael F. Johnston	Michael W. Malone	James C. Melville
Kathleen S. Lane	Larry S. McWilliams	Michel S. Vermette
Jeffrey Liaw

Each nominee is a current member of the Board, and with the exception of Mr. Vermette, each is an independent member of the Board. Based on this recommendation and each nominee’s prior service to the Board, credentials and experience, the Board has determined that each such nominee can make a significant contribution to the Board and should continue to serve as a director. If elected, these directors will hold office until the 2021 annual meeting of stockholders and until their successors are elected and qualified.

You may not vote for a greater number of persons than the nominees named in this Proxy Statement.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees would be unable to serve if elected, but if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, in which case your shares will be voted for such other nominee.

The pages that follow include biographical information about each of our nominees, including service as a director, experience, public company directorships held currently or at any time during the last five (5) years, and the qualifications and skills that factored into the Board’s determination that the director should serve on the Board.

DIRECTOR NOMINEES

MICHAEL F. JOHNSTON

Age: 72

Independent

Director Since:    March 30, 2016

Committees Served:    Audit; Finance; Management Development and Compensation (Chair)

Experience:    CEO (2004 to 2008) and President and Chief Operating Officer (2000 to 2004) of Visteon Corporation, an automotive components supplier. President of North America/Asia Pacific, Automotive Systems Group (1999 to 2000), President of Americas Automotive Group (1997 to 1999), and other senior management positions at Johnson Controls, Inc., an automotive and building services company.

Other Public Company Board Experience:    Dover Corporation (since 2013); Whirlpool Corporation (2003 to 2020); Armstrong World Industries, Inc. (2010 to 2016); Flowserve Corporation (2007 to 2013); and Chair and Director of Visteon Corporation (2004 to 2009).

Skills and Qualifications:    Mr. Johnston’s executive leadership and board of directors experience offers our Board a seasoned corporate governance perspective, and he brings to our Board extensive operational, manufacturing and design, innovation, engineering and financial experience.

KATHLEEN S. LANE

Age: 62

Independent

Director Since:    March 30, 2016

Committees Served:    Audit; Management Development and Compensation; Nominating and Governance

Experience:    Executive Vice President and Chief Information Officer of TJX Companies, Inc., a specialty multi-national apparel retailer with leading retail brands such as T-J-Maxx, Marshalls, and HomeGoods (2008 to 2013). Group Chief Information Officer at National Grid Plc., an international electricity and gas utility (2006 to 2008). Senior Vice President and Chief Information Officer of Gillette Company (Procter & Gamble) (2002 to 2006).

Other Public Company Board Experience:    The Hanover Insurance Group (since 2018); EarthLink Holdings Corp. (2013-2017); and Bob Evans Farms, Inc. (2014 to 2017).

Skills and Qualifications:    Ms. Lane has 30 years of IT experience, including chief information officer roles in the consumer products, financial services, utilities and retail industries. From her multiple chief information officer roles, Ms. Lane provides the Board with a substantial IT and business process background as well as considerable global technical and business experience. Ms. Lane also brings gender diversity and public company board experience to our Board.

JEFFREY LIAW

Age: 43

Independent

Director Since:    March 30, 2016

Committees Served:    Audit; Finance (Chair)

Experience:    President (since September 2019) and CFO (since 2016) of Copart, Inc., a leading global provider of online auctions and vehicle remarketing services (since 2016). CFO of FleetPride, Inc., a nationwide supplier of heavy-duty truck and trailer parts (2012 to 2015). Principal at TPG Capital active in TPG’s energy and industrial investing practice areas (2005 to 2012). Associate at Bain Capital prior to 2005.

Other Public Company Board Experience:    Armstrong World Industries, Inc. (2012 to 2016); Graphic Packaging Holding Company (2008 to 2013).

Skills and Qualifications:    Mr. Liaw offers our Board financial and senior management expertise and experience, including as a public company CFO within the industrials sector.

MICHAEL W. MALONE

Age: 61

Independent

Director Since:    October 1, 2016

Committees Served:    Audit (Chair); Finance; Nominating and Governance

Experience:    Vice President – Finance and CFO of Polaris Industries Inc. (1997 to 2015; retired 2016). Corporate Secretary of Polaris Industries Inc. (1997 to 2010). Vice President and Treasurer of Polaris Industries Inc. (1994 to 1997). CFO and Treasurer of the predecessor company of Polaris Industries Inc. (1993 to 1994). Joined Polaris Industries Inc. in 1984 after four years with Arthur Andersen L.L.P.

Other Public Company Board Experience:    Camping World Holdings, Inc. (since 2019).

Skills and Qualifications:    Mr. Malone offers our Board extensive financial and senior management knowledge, including public company CFO experience, within the manufacturing industry.

LARRY S. MCWILLIAMS, CHAIR

Age: 63

Independent

Director Since:    March 30, 2016

Experience:    Interim CEO of Armstrong Flooring (May 2019 to September 2019). President and Chief Executive Officer of Keystone Foods, a supplier of proteins and distribution services (2011 to 2012). Senior Vice President at Campbell Soup Company (2001 to 2011). President of Campbell International (2005 to 2010). President of Campbell USA (2004 to 2005). President of Campbell Soup North America (2003 to 2004).

Other Public Company Board Experience:    Armstrong World Industries, Inc. (since 2010, Chair since 2018); Bob Evans Farms, Inc. (2014 to 2017).

Skills and Qualifications:    Mr. McWilliams offers our Board senior executive leadership capabilities and experience, as well as extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels.

JAMES C. MELVILLE

Age: 68

Independent

Director Since:    March 30, 2016

Committees Served:    Nominating and Governance (Chair); Finance; Management Development and Compensation

Experience:    Member of the Minneapolis, Minnesota-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities and financial areas since 1994. Previously practiced with Dorsey and Whitney in their Minneapolis and London, England offices. National Association of Corporate Directors Fellow.

Other Public Company Board Experience:    Armstrong World Industries, Inc. (since 2012).

Skills and Qualifications:    Mr. Melville brings extensive knowledge of the law, mergers and acquisitions, executive compensation, finance, capital markets and corporate governance matters, as well as international experience and financial acumen to our Board.

MICHEL S. VERMETTE

Age: 52

Director Since: September 11, 2019

Experience:    President and CEO (since September 2019). President, Residential Carpet at Mohawk Industries (February 2019 to September 2019), and Chief Sustainability Officer (2017 to 2019). Various leadership roles in Mohawk’s finance, sales and marketing, and business development operations, including President, Mohawk Group (2011 to February 2019) and Chief Financial Officer of Mohawk Industries’ North American Flooring Unit (2006 to 2010).

Skills and Qualifications:    Mr. Vermette is a longtime executive in the flooring industry and brings extensive financial, domestic and international operations and strategic expertise to our Board.

THE BOARD RECOMMENDS THAT YOU VOTE ‘FOR’ THE ELECTION OF

EACH OF THE FOREGOING DIRECTOR NOMINEES

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Guidelines address the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflicts of interest, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. Our Corporate Governance Guidelines are available on our website under “Investor Relations” and then “Corporate Governance” http://www.armstrongflooring.com/corporate/governance.html. Also available at the same location on our website are: the charters of the Audit Committee, the Management Development and Compensation Committee (the “Compensation Committee”), the Governance Committee, and the Finance Committee of the Board; the Armstrong Flooring Code of Business Conduct, the Armstrong Flooring Code of Ethics for Financial Professionals, the Armstrong Flooring, Inc. Conflicts of Interest and Related Party Transactions Policy; and the Armstrong Flooring Recoupment Policy. Our website is not part of this Proxy Statement and references to our website address in this Proxy Statement are intended to be inactive textual references only.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chair and our CEO. Larry S. McWilliams serves as the Chair of our Board, while Michel S. Vermette serves as our President and CEO, and as a director. The separation of these positions allows Mr. Vermette to focus primarily on execution of our business strategy and operations while Mr. McWilliams oversees the Board’s functions. The Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and the best interests of our stockholders.

Responsibilities of the Chair include ensuring and overseeing the:

•	recruitment of new Board members;

•	evaluation and compensation of the CEO;

•	development and maintenance of an appropriate succession plan;

•	independent evaluation of risk;

•	coordination of Board meeting schedules and agenda;

•	engagement of directors in discussions at the meetings;

•	annual performance evaluations of the Board, its committees and its individual members;

•	sufficiency of information provided by management to the Board;

•	communication, when necessary, with other directors on key issues and concerns outside of regularly scheduled meetings; and

•	effective functioning of the committees through appropriate delegation to, and membership of, the committees.

The Chair is also responsible for providing effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Guidelines, including by ensuring that:

•	a majority of our directors are independent;

•	all of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent directors; and

•

the Board meets at regularly scheduled executive sessions, outside of the presence of management and those directors not deemed to be ‘Independent Directors’ of the Board. Mr. McWilliams presides at these sessions. In addition, each of the Board’s four (4) standing committees regularly meet at similar executive sessions, at which the respective committee Chairs preside.

DIRECTOR INDEPENDENCE

It is our policy that the Board consist of a majority of directors who are not employees and are ‘independent’ under all applicable legal and regulatory requirements, including the independence requirements of the NYSE. For purposes of evaluating the independence of directors, in accordance with our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances, including the persons or organizations with which the director has an affiliation. Consistent with our Corporate Governance Guidelines, the Governance Committee has established qualifications to assist in the determination of ‘independence,’ which either meet or exceed the independence requirements of the NYSE.

The Board has determined that all of our directors, with the exception of Mr. Vermette, our President and CEO (and with the exception of Mr. McWilliams during his period serving as Interim CEO), are independent within the meaning of the NYSE listing standards and the standards established in our Corporate Governance Guidelines. During Mr. McWilliams’ tenure as Interim CEO, Mr. Melville served as Lead Independent Director. In addition, the Board has further determined that each of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the NYSE listing standards, any applicable minimum standards required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the enhanced standards required for membership on such committees contained in our Bylaws that directors serving on such committees meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act, and in the case of the Compensation Committee, Rule 16b-3 under the Exchange Act and as an ‘outside director’ under Section 162(m) of the Internal Revenue Code of 1986, as amended.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

Risk management is an integral part of our culture. The Company has created a steering committee of management co-chaired by its CFO and General Counsel and composed of representatives from several areas of the business, operations and functional units, which committee meets regularly to assess, identify and develop mitigation actions regarding the strategic, operational, infrastructure and external risks facing the Company. Representatives from the committee present reports and updates to the Audit Committee on a periodic basis, culminating with a larger presentation to the Board and review in anticipation of the preparation of the annual report on Form 10-K.

The Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk. Specifically, the Board reviews management’s:

•	processes to identify matters that create inappropriate risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major;”

•	identification of primary risk mitigation owners;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of major risks.

Under the direction of the cross-functional steering committee described above, management provides its feedback on business unit risks during periodic business reviews and annual strategic planning discussions. The committee periodically meets with designated risk mitigation owners and assesses control measures. In addition, the steering committee regularly reevaluates the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals or plans. The internal audit group uses the resulting information as a basis for developing its audit plan.

Each Board committee, consistent with its charter, assists the Board in overseeing the review of certain risks that are particularly within its purview, including as described in “BOARD MEETINGS AND COMMITTEES” below.

BOARD’S ROLE IN SUCCESSION PLANNING

The Board is actively engaged and involved in talent management. The full Board reviews our “Organization Vitality” in support of our business strategy at least annually. More broadly, the Board, through the Compensation Committee, is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2019, the Board and the Compensation Committee met in furtherance of these initiatives. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

After the departure of Mr. Maier, the Board conducted an extensive evaluation and search process to hire a new CEO. On September 10, 2019, the Company announced the hiring of Mr. Vermette. In hiring Mr. Vermette, the Board considered, among other factors, his domestic and international industry experience, business, operational, financial and strategic expertise, leadership, and track record of improving business performance by implementing product development, manufacturing and operational excellence.

BOARD EVALUATION

Through the stewardship of the Governance Committee and its Chair and with the assistance of an external, independent third party advisor, the Board engages in a robust self-evaluation process. The process includes an extensive review of matters affecting the Board and each committee, including meeting cadence, sufficiency of materials and presentations from management and candid assessments of a director’s input during and in between meetings. The results of this process are presented by the Governance Committee Chair in a report to the Board during executive session, typically during the first regular meeting of the fiscal year. The Board’s most recent self-evaluation took place during the first quarter of 2020.

BOARD MEETINGS AND COMMITTEES

There are four (4) standing committees of the Board: the Audit Committee, the Compensation Committee, the Governance Committee, and the Finance Committee, as applicable, each described below.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the SEC, and the Internal Revenue Service, and under our Certificate and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board based on the recommendation of the Governance Committee. The Company’s Corporate Governance Guidelines provide that (i) directors who are currently fully employed should not serve on more than two (2) other corporate boards and (ii) other directors should not serve on more than four (4) other corporate boards.

Director	Independent^	Audit Committee	Compensation Committee	Governance Committee	Finance Committee
Michael F. Johnston	x	x	C		x
Kathleen S. Lane	x	x	x	x
Jeffrey Liaw	x	x FE			C
Michael W. Malone	x	C FE		x	x
Larry S. McWilliams	x
James C. Melville	x		x	C	x
Michel S. Vermette
Jacob H. Welch†	x		x		x

2019 Meetings		6	8	5	5

^	As defined in NYSE listing standards, our Corporate Governance Guidelines and Bylaws.
C	Chair of the committee.
FE	‘Audit Committee Financial Expert’ as defined by Item 407(d)(5) of SEC Regulation S-K.
†	Mr. Welch will not be standing for reelection at the Annual Meeting.

Our Board met nine (9) times during 2019, three (3) of which were special meetings. All directors who served on the Board during 2019 participated in at least 75% of the meetings of the Board and committees on which he or she served. Board members are expected to attend annual meetings, which can be done virtually, via the Internet, because our annual meetings may be held virtually.

Audit Committee

The responsibilities of the Audit Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Audit Committee:

•

provides oversight of (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits and non-audit services performed by our independent registered public accounting firm, and (iii) our accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of our financial statements and the independent registered public accounting firm’s qualifications, independence and performance;

•	considers risks associated with overall financial reporting, legal compliance, cybersecurity and disclosure processes;

•	reviews our earnings guidance; and

•	supervises and reviews the effectiveness of our internal audit and legal compliance functions and our compliance with legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that each of Mr. Liaw and Mr. Malone qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. The Audit Committee regularly meets independently with our internal and independent auditors, with the leaders of our compliance function, and with management.

Management Development and Compensation Committee

The responsibilities of the Compensation Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Compensation Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•

reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and

•	monitors senior management succession planning.

Compensation Committee Interlocks and Insider Participation    None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

Nominating and Governance Committee

The responsibilities of the Governance Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Governance Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;

•	establishes criteria for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;

•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees our insurance program for directors and officers liability;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual self-evaluation of the performance of the Board and each committee through assistance from an independent, third-party advisor.

Finance Committee

The responsibilities of the Finance Committee are more fully described in its charter. Among other responsibilities delegated to it by the Board, the Finance Committee:

•	reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities;

•	oversees banking arrangements, including the investment of corporate cash and management of foreign currency exchange hedges;

•	oversees management of the corporate debt structure;

•	reviews and approves material finance and other cash management transactions;

•	oversees and advises the Board on assessing capital expenditures, operating income, cash flow, cash management and working capital;

•	reviews investment strategies and policies;

•	assesses any dividend payment policy and capital structure plans and adjustments;

•	considers plans to repurchase our stock;

•	reviews our actual and forecasted operating performance; and

•	considers financial aspects of proposed mergers, acquisitions, divestitures, strategic investments, collaborations and joint ventures.

Other Committees    In addition to the standing committees described above, members of the Board may meet on an ad hoc basis to discuss and approve matters through other committees that have been previously established by the Board. Such committees may address such matters as succession planning and crisis response.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to our Conflicts of Interest and Related Party Transactions Policy, any related party transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, stockholders owning more than 5% of the Company’s outstanding Common Shares, or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

In connection with his appointment to the Board pursuant to the Appointment and Stockholder’s Agreement, Mr. Welch, a Partner at ValueAct Capital, is entitled to receive an annual retainer (payable in cash) of $90,000 for his service on the Board, and an annual equity award in the form of restricted stock units under the 2016 Directors’ Stock Unit Plan (the “2016 Directors Stock Unit Plan” or the “Plan”) having an aggregate fair market value of $105,000 (based on the closing price of our Common Shares as reported by the NYSE on the date of grant). Mr. Welch has directed that his cash retainers be directly paid to ValueAct Capital Management, L.P., and under an agreement with ValueAct Capital, Mr. Welch is deemed to hold it for the benefit of the limited partners of ValueAct Capital Master Fund L.P., and indirectly for other members of the ValueAct Group. Mr. Welch will not be standing for reelection at the Annual Meeting.

DIRECTOR QUALIFICATION STANDARDS

The Governance Committee performs an assessment of the qualifications and experience needed by the Board to properly oversee management of the Company. In doing so, the Governance Committee believes that aligning director qualifications and skill sets with our business and strategy is essential to forming a board that adds value for stockholders. While the Board does not have a formal diversity policy with respect to director nominations, it believes that a board composed of individuals with diverse attributes and backgrounds enhances the quality of the Board’s deliberations and decisions. The Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin. The Board believes that the diversity of viewpoints and educational backgrounds, and differences in professional experiences and expertise represented on the Board evidences diversity in many respects. The Board believes that this diversity, coupled with the personal and professional ethics, integrity and values of all of the directors, results in a board that can guide us with good business judgment.

The Governance Committee expects each of our directors to have proven leadership, sound judgment, integrity and a commitment to our success. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees.

The Governance Committee will consider director candidates nominated by stockholders. When evaluating the candidacy of nominees proposed by stockholders, the Governance Committee may request additional information as it may consider reasonable to determine the proposed nominee’s qualifications to serve as a member of the Board.

The procedures for recommending candidates are posted at www.armstrongflooring.com/corporate/nominating-governance-committee.html. Stockholders who wish to suggest individuals for service on the Board are requested to review our Bylaws and supply the information required therein in a written request to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603.

The Chair of the Annual Meeting or any other annual or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require us to include information regarding a proposed nominee in our proxy solicitation materials.

COMMUNICATION WITH THE BOARD

Any person who wishes to communicate with the Board, the nonemployee directors as a group, or individual directors, including the Chair, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the intended recipient director(s). You may also send general messages to directors by email to directors@armstrongflooring.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to the directors@armstrongflooring.com. The Corporate Secretary will forward these messages, as appropriate.

CORPORATE ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

During 2019, the Board and the Governance Committee reviewed the Company’s sustainability program from a corporate governance perspective as well as with respect to environmental, health, safety and sustainability as it relates to the Company’s financial and operational performance and public image.

We believe that a commitment to positive environmental and social practices strengthens our organization, increases our connection with our stakeholders and helps us better serve our customers and communities. Through these commitments, we see additional ways to create value for our stockholders, our employees, our customers, and the wider world. We demonstrate our commitment to environmental and social matters in many ways that can be explored on our website at www.armstrongflooring.com.

Environmental Responsibility

Our commitment to environmental responsibility is reflected in our efforts to continuously improve our processes, products and services and includes investments in products that drive towards healthier buildings and spaces. Some of our efforts to improve our environmental footprint include:

•	an On&On™ Recycling Program which has diverted over 150 million pounds of post-consumer flooring from landfills since 2009;

•	rainwater harvesting, water recycling and infrastructure improvements that have reduced our water consumption by 123 million gallons since 2008;

•	an energy reduction target and solar installations that contributes to greenhouse gas reduction;

•	manufacturing plants that maintain an Environmental Management System (EMS) in accordance with ISO 14001 which includes continuous environmental performance targets; and

•

investments in recycling infrastructure have enabled our manufacturing facilities to recycle in-process scrap back into new products – eliminating over 2,000 tons of waste annually and improving material use efficiency.

Social Responsibility

We believe that people are a priority. We provide our employees with ongoing support through education, training, development and leadership opportunities and we prioritize the safety and wellbeing of our employees, stakeholders and communities. Some of our corporate social responsibility efforts include:

•

a goal of an injury free workplace. Safety is a core value that is ingrained in our culture. As a result of our safety programs, which are integrated into our business from top management to our workers in manufacturing plants, our OSHA recordable incident rate is a world class level.

•

the Armstrong Flooring Community Fund which invests in programs that enhance the neighborhoods where we live and work, with a focus on supporting United Way and other organizations working to build stronger communities, STEM education programs, first responders, and programs that advance sustainable environments.

•	A partnership with Good360, a global leader in product philanthropy, which provides products to non-profits organizations that help the needy and those recovering from disasters.

COMPENSATION OF DIRECTORS

In establishing our nonemployee director compensation program, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly sized companies in comparable industries. Our nonemployee directors are compensated through a combination of annual retainers and equity grants in the form of stock units. The Board believes that this level of compensation supports the Company’s ability to attract nonemployee directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board. Directors are reimbursed for business expenses related to attendance at Board and committee meetings and for attendance at qualified third-party director education programs.

The Governance Committee, which is composed solely of independent directors, has the primary responsibility to review and consider any revisions to the nonemployee director compensation program. The Governance Committee reviewed the nonemployee director compensation program in 2019. In December 2019, upon recommendation of the Governance Committee, the Board, with the Chair of the Governance Committee abstaining from the vote, increased the annual retainer for service as Chair of the Governance Committee to $20,000 effective January 1, 2020, which is consistent with fees paid for service as Chair of the other committees of the Board.

The following table describes the elements of the nonemployee director compensation program:

FISCAL YEAR 2020 NONEMPLOYEE DIRECTOR RETAINERS

CASH
Annual Retainer (1)	$90,000

Chair Fees (1):

Board Chair	$60,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$20,000
Nominating and Governance Committee Chair	$20,000
Finance Committee Chair	$20,000

Special Assignment Fees (2)	$2,500	(3)

EQUITY (4)
Annual Retainer (Board Chair)	$160,000
Annual Retainer	$105,000

(1)	paid in quarterly installments, in arrears
(2)	may be paid in connection with one-on-one meetings with the CEO; plant and/or field visits not part of a regular Board meeting; or other non-scheduled significant activities
(3)	per diem; $1,250 for less than four hours
(4)

annual (or pro-rated) grant of restricted stock units; effective as of the first business day following the date of the annual meeting of stockholders, and the amount of each grant is determined by the NYSE closing price of our Common Shares on such date

DIRECTORS STOCK UNIT PLAN

The 2016 Directors Stock Unit Plan is designed to promote the growth and profitability of AFI by increasing the mutuality of interests between AFI’s non-employee directors and the AFI stockholders. The Plan provides for the issuance to nonemployee directors of “units,” or rights to receive Common Shares (“Director RSUs”), which rights may be made conditional upon continued service or the occurrence or nonoccurrence of specified events. Except as otherwise determined by the Plan administrator and unless deferred by the director, the units awarded under the Plan will generally vest and settle, contingent on continued service as a director, on the earlier to occur of the next annual stockholders meeting, the date of the director’s death or disability, or the date of a “change in control” (as such term is defined in the Plan) of AFI.

The 2016 Directors Stock Unit Plan is generally administered by the Governance Committee, which has the authority to (i) make discretionary grants of units to eligible directors; (ii) prescribe terms, conditions, limitations and restrictions applicable to any grant; and (iii) interpret the Plan, adopt, amend and rescind rules relating to the 2016 Directors Stock Unit Plan and make all other determinations necessary or advisable with respect to the Plan.

Upon the occurrence of certain corporate events that affect the Company’s common stock, including but not limited to extraordinary cash dividends, stock splits, reorganizations or other relevant changes in capitalization, the administrator will make appropriate adjustments with respect to the number of shares available for grants under the 2016 Directors Stock Unit Plan, the number of units covered by existing grants and the maximum number of shares that may be granted to any participant.

The maximum grant date value of the Common Shares subject to grants of Director RSUs made to a participant during any one calendar year, taken together with any cash fees earned by such participant during the calendar year, will not exceed $600,000 in total value. For purposes of this limit, the value of grants will be calculated based on the grant date fair value for financial reporting purposes.

STOCK OWNERSHIP GUIDELINES

The Governance Committee, following a review of current trends for stock ownership requirements of nonemployee directors, established stock ownership guidelines for all nonemployee directors that require each nonemployee director to achieve and hold Common Shares representing an amount equal to five (5) times the director’s annual cash retainer within five (5) years. None of the nonemployee directors has attained his or her stock ownership target as of the date of this Proxy Statement.

DIRECTOR COMPENSATION TABLE – 2019

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Total ($) (h)
Mr. Johnston	110,000	105,000	215,000
Ms. Lane	90,000	105,000	195,000
Mr. Liaw	110,000	105,000	215,000
Mr. Malone	110,000	105,000	215,000
Mr. McWilliams (2)	96,000	160,000	256,000
Mr. Melville (3)	109,000	105,000	214,000
Mr. Welch (4)	90,000	105,000	195,000

(1)

Represents amounts that are in units of our Common Shares. The amounts reported represent the aggregate grant date fair value for Director RSUs granted during the fiscal year, as calculated under the Financial

Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares on the date of the grant.
(2)

Mr. McWilliams did not receive the cash and equity-based compensation paid to non-employee directors of the Company during the period of his service as Interim CEO (from May 2, 2019 through September 11, 2019)

(3)	Mr. Melville’s Fees Earned or Paid in Cash reflect a pro-rata portion of an annual retainer of $25,000 for his service as Lead Independent Director from May 2, 2019 through September 11, 2019.
(4)

Under an agreement with ValueAct Capital, Mr. Welch is deemed to receive the cash portion of his retainer for Board service and hold the Director RSUs for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC, and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. Mr. Welch will not be standing for reelection at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding Common Shares as of April 7, 2020 or the date of any applicable reports filed by such persons or groups prior to that date. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding (1)
Hotchkis and Wiley Capital Management, LLC (2) 601 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	2,480,044	11.5%

GAMCO Investors, Inc. (3) One Corporate Center Rye, NY 10580	2,067,297	9.6%

Dimensional Fund Advisors LP (4) Building One 6300 Bee Cave Road Austin, TX 78746	1,798,579	8.3%

Nantahala Capital Management, LLC (5) 130 Main Street, 2nd Floor New Canaan, CT 06840	1,530,105	7.1%

BlackRock, Inc. (6) 55 East 52nd Street New York, NY 10055	1,500,463	7.0%

ValueAct Capital Master Fund, L.P. (7) One Letterman Drive, Building D, 4th Floor San Francisco, CA 94129	1,222,756	5.7%

(1)	Based on 21,555,833 Common Shares outstanding as of April 7, 2020, as reported to the NYSE (28,357,658 shares reported, less 6,801,825 shares held in treasury).
(2)

On a Schedule 13G filed with the SEC on January 10, 2020, Hotchkis and Wiley Capital Management, LLC reported sole voting power with respect to 1,990,944 shares and sole dispositive power with respect to 2,480,044 shares.

(3)

On a Schedule 13D Amendment Number 8 filed with the SEC on October 2, 2019, Gabelli Funds, LLC reported sole voting and dispositive power with respect to 411,262 shares, GAMCO Asset Management Inc. reported sole voting power with respect to 1,222,035 shares and sole dispositive power with respect to 1,366,035 shares, and Teton Advisors, Inc. reported sole voting and dispositive power with respect to 290,000 shares.

(4)

On a Schedule 13G Amendment Number 2 filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP reported sole voting power with respect to 1,736,766 shares and sole dispositive power with respect to 1,798,579 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over shares that are owned by the Funds, and may be deemed to be the beneficial owner of shares held by the Funds. However, all reported shares are owned by the Funds.
(5)

On a Schedule 13G Amendment Number 2 filed with the SEC on February 12, 2020, Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack reported shared voting and dispositive power with respect to 1,530,105 shares. As of December 31, 2019, Nantahala Capital Management, LLC may be deemed to be the beneficial owner of 1,530,105 shares held by funds and separately managed accounts under its control, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares.

(6)

On a Schedule 13G Amendment Number 3 filed with the SEC on February 5, 2020, BlackRock, Inc. reported sole voting power with respect to 1,463,566 shares and sole dispositive power with respect to 1,500,463 shares. BlackRock, Inc. is the parent holding company of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., and BlackRock Investment Management, LLC.

(7)

On a Schedule 13D Amendment Number 2 filed with the SEC on June 21, 2019, ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., ValueAct Holdings II, L.P. and ValueAct Holdings GP, LLC each reported shared voting and dispositive power with respect to 1,222,756 shares. VA Partners I, LLC is the general partner of ValueAct Capital Master Fund, L.P. ValueAct Capital Management, L.P. renders management services to ValueAct Capital Master Fund, L.P. ValueAct Capital Management, LLC is the general partner of ValueAct Capital Management, L.P. ValueAct Holdings II, L.P. is the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC. ValueAct Holdings, L.P. is the majority owner of the membership interests of VA Partners I, LLC. ValueAct Holdings GP, LLC is the general partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P.

MANAGEMENT AND DIRECTORS

The following table sets forth, as of April 7, 2020, the amount of Common Shares beneficially owned by all directors, currently-serving NEOs (as identified in the “Compensation Discussion and Analysis”) and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options (1) Exercisable or Which Become Exercisable Within 60 Days	Total Number of Shares Beneficially Owned (2)	Restricted Stock Units (3) / Unvested Options	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options
John C. Bassett	57,676	27,577	85,253	59,964	145,217
Douglas B. Bingham	19,080	—	19,080	48,180	67,260
Brent A. Flaharty	50,699	—	50,699	79,674	130,373
Michael F. Johnston	0	—	0	98,699	98,699
Kathleen S. Lane	16,242	—	16,242	32,183	48,425
Jeffrey Liaw	7,894	—	7,894	46,857	54,751
Michael W. Malone	37,659	—	37,659	28,819	66,478
Larry S. McWilliams	76,533	—	76,533	26,750	103,283
James C. Melville	2,114	—	2,114	32,183	34,297
Christopher S. Parisi	17,778	11,123	28,901	62,144	91,045
Michel S. Vermette	190,477	—	190,477	514,492	704,969
Jacob H. Welch (4)	0	—	0	9,502	9,502
Directors and Executive Officers as a group (13 persons) (5)	477,772	38,700	514,852	1,039,447	1,554,299

(1)	Directors do not receive stock option grants under the 2016 Directors Stock Unit Plan or as part of the compensation program for nonemployee directors.
(2)

No individual director or executive officer other than Mr. Vermette beneficially owns 1% of the Common Shares outstanding as of April 1, 2020 (Mr. Vermette beneficially owns approximately 3.3%). The directors and executive officers as a group beneficially own approximately 7.2% of the Common Shares outstanding as of April 1, 2020.

(3)

Represents, in the case of NEOs, vested and unvested time-based restricted stock units (“NEO RSUs”) granted to them under the 2016 AFI long-term incentive plan and, in the case of nonemployee directors, vested and unvested stock units (Director RSUs) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of April 1, 2020 under the terms of the 2016 Directors Stock Unit Plan. See Directors Aggregate Ownership table below for further information. Neither the unvested NEO RSUs nor the Director RSUs have voting power.

(4)

Under an agreement with ValueAct Capital, Mr. Welch is deemed to hold the Director RSUs for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC, and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. Mr. Welch will not be standing for reelection at the Annual Meeting.

(5)	Includes amounts for Tracy L. Marines, VP and Controller.

DIRECTORS – AGGREGATE OWNERSHIP

The table below sets forth, as of April 1, 2020 additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares (1)	Vested Restricted Stock Units (2)	Unvested Restricted Stock Units (3)(4)	Total Equity	Total Value (5)
Michael F. Johnston	0	89,197	9,502	98,699	$133,244
Kathleen S. Lane	16,242	22,681	9,502	48,425	$65,374
Jeffrey Liaw	7,894	37,355	9,502	54,751	$73,914
Michael W. Malone	37,659	19,317	9,502	66,478	$89,745
Larry S. McWilliams	76,533	12,030	14,720	103,283	$139,432
James C. Melville	2,114	22,681	9,502	34,297	$46,301
Jacob H. Welch (6)	0	0	9,502	9,502	$12,828

Total	140,443	203,261	71,732	415,436	$560,839

1.

Includes, for Mr. Melville, shares acquired in a pro rata distribution by AWI as a result of the Separation (every 2 shares of AWI common stock resulted in 1 Common Share), and for Mr. McWilliams, shares acquired following the vesting of his 2016 and 2017 grants for retainer services under the terms of the 2016 Directors Stock Unit Plan.

2.

Includes Director RSUs that have vested but are not yet acquirable by the director which were granted under the director compensation program of AWI prior to the Separation; amounts were adjusted based on exchange ratio calculated based on the closing price of AWI’s common stock on April 1, 2016 and the opening price of our Common Shares on April 4, 2016, both as reported on the NYSE. The exchange ratio was 3.70248. Vested units will be acquirable by the director (x) for units granted prior to June 2011, six (6) months following the termination of the director’s service on the Board, and, (y) for units granted during and after June 2011, at the time of the termination of the director’s service on the Board. Also includes Director RSUs granted and vested under the 2016 Directors Stock Unit Plan but are not yet acquirable until the termination of the director’s service on the Board per the director’s election to defer.

3.

Director RSUs granted on June 5, 2019 under the terms of the 2016 Directors Stock Unit Plan. The Director RSUs vest (contingent upon the director’s continued service as of such date) on the earlier of (i) the next annual stockholders meeting following the grant; (ii) the death or total and permanent disability of the director; or (iii) the date of any Change in Control (as defined in the Plan). Shares will be issued for vested units within 60 days of (x) the vesting date, or (y), a later deferral date if deferred by the director under the terms of the Plan. In the case of Mr. McWilliams, reflects RSUs granted to him on May 13, 2019 in connection with his appointment as Interim CEO, which RSUs will vest on May 13, 2020, subject to the contingencies noted above.

4.

Under the terms of the 2016 Directors Stock Unit Plan, Director RSUs vest on the date of the Company’s annual meeting of stockholders that immediately follows the grant date. The Director RSUs in this column will vest on June 5, 2019 (contingent upon the director’s continued service as of such date). Mr. McWilliams’ RSUs vest on June 4, 2020.

5.

Represents an amount equal to the sum of the number of Common Shares beneficially owned, plus the number of vested and unvested Director RSUs, as applicable, multiplied by $1.35, which was the closing price of the Company’s Common Shares on the NYSE on April 1, 2020. Rounding may immaterially affect totals.

6.

Under an agreement with ValueAct Capital, Mr. Welch is deemed to hold the Director RSUs for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC, and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. Mr. Welch will not be standing for reelection at the Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide a detailed description of our compensation programs, including the underlying philosophy and strategy, the individual elements, the methodology and processes used by the Board and the Management Development and Compensation Committee (the “Committee”) to make compensation decisions, and the relationship between AFI performance and compensation delivered in fiscal year 2019. The discussion in this Compensation Discussion and Analysis (“CD&A”) focuses on the compensation of individuals serving in the roles of CEO and CFO, and the next three most highly compensated senior executives for the fiscal year 2019, and all additional individuals for whom disclosure is required by Item 402(a)(3) of Regulation S-K. These individuals, referred to as AFI’s NEOs, were:

•	Michel S. Vermette, President and CEO (since September 11, 2019)

•	Larry S. McWilliams, Interim CEO (May 2, 2019 through September 10, 2019)

•	Donald R. Maier, former President and CEO (January 1 through May 2, 2019)

•	Douglas B. Bingham, Senior Vice President, Chief Financial Officer and Treasurer (since January 4, 2019)

•	Ronald D. Ford, former Senior Vice President and CFO (January 1, 2019 through January 4, 2019)

•	Dominic C. Rice, former Chief Product Officer and Senior Vice President, Global Operations (January 1, 2019 through October 18, 2019)

•	Christopher S. Parisi, Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

•	John C. Bassett, Senior Vice President, Chief Human Resources Officer

•	Brent A. Flaharty, Senior Vice President, Chief Customer Experience Officer

We seek to pay our senior executives fairly and competitively and to link pay with performance. Each NEO’s total compensation is targeted to the market median, while actual compensation is linked to performance. The main elements of our compensation program are base salary, a short-term cash incentive award under our Annual Incentive Plan (“AIP”), and long-term incentive (“LTI”) equity-based grants. To facilitate the link between NEO compensation and company performance, a significant portion of our senior executives’ total target direct compensation (composed of base salary, AIP awards and LTI awards) is performance-based. We emphasize compensation opportunities that reward our senior executives when they deliver targeted financial results and drive stockholder value. For fiscal year 2019, incentive compensation (composed of AIP and/or LTI awards) accounted for approximately 67% of Mr. Vermette’s total target direct compensation and approximately 57% of the average total target direct compensation of the other currently-serving NEOs. Mr. Vermette did not participate in the AIP in 2019 but will participate in 2020.

2019 witnessed transitions within the NEOs. Mr. Maier served as CEO from January 1, 2019 through May 2, 2019, Mr. McWilliams served as Interim CEO from May 2, 2019 through September 10, 2019 and Mr. Vermette has served as our current CEO since September 11, 2019. Mr. Maier’s severance is included in the ‘All Other Compensation’ column of the Summary Compensation Table (the “SCT”). Neither Mr. McWilliams nor Mr. Vermette participated in the AIP for 2019. In connection with his appointment as Interim CEO, Mr. McWilliams received an RSU grant that was intended to match the value and vesting terms that he would have received had he received a grant for the equity portion of his retainer for service on the Board and as Chair; this grant vests on the first to occur of the Annual Meeting or June 4, 2020. Mr. Ford served as CFO from January 1, 2019 through January 4, 2019 and Mr. Bingham has served as our current CFO since January 4, 2019. Mr. Ford’s severance is included in the ‘All Other Compensation’ column of the SCT. Mr. Rice served as Chief Product Officer, SVP Global Operations from January 1, 2019 through October 18, 2019. Mr. Rice’s severance is included in the ‘All Other Compensation’ column of the SCT. The current NEOs are Mr. Vermette, Mr. Bingham, Mr. Parisi, Mr. Flaharty and Mr. Bassett.

EXECUTIVE SUMMARY

Our Business

We are a leading global producer of resilient flooring products for use primarily in the construction and renovation of commercial, residential and institutional buildings. We design, manufacture, source and sell flooring products primarily in North America and the Pacific Rim. As of December 31, 2019, we operated eight manufacturing plants and had approximately 1,600 employees worldwide. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC.

Our 2019 Business Performance

Our 2019 adjusted EBITDA performance of $24 million was significantly below our $66 million target, resulting in no 2019 AIP payout to our NEOs. Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is a non-GAAP measure. We define adjusted EBITDA as (i) operating income, plus (ii) depreciation and amortization, plus (iii) noncash pension expense, plus (iv) unusual cash and non-cash expenses. Please see Annex A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure. The underperformance was primarily due to lower net sales (primarily driven by unfavorable volumes, reflecting relative changes in distributor inventory levels compared to the prior year due to significant customer purchases in 2018 ahead of U.S. tariff increases), and increased input cost inflation pressure, partially offset by improved productivity.

The Company has implemented a new operating model to more effectively accomplish its three objectives under its multi-year roadmap. The operating model is entirely centered on strengthening the Company’s connection with end customers and repositioning its culture for excellence by:

•	Placing the customer first by aligning services and products through a more seamless value chain;

•	Leading the industry in product innovation in both branded and private label opportunities;

•	Simplifying processes and operating complexity to become more competitive and efficient;

•	Realigning the go-to-market model to reach all relevant channels and customers;

•	Implementing system changes across the plant network to improve operations, drive down costs and reignite organic growth; and

•	Investing thoughtfully with a returns-focused mindset, supported by an improved incentive structure.

Our 2019 Executive Compensation Objectives and Actions

The Committee reviews and makes decisions about senior executive compensation, including the amount of base salary, AIP awards and LTI awards made to our NEOs. The Committee takes into account our financial and business results, individual performance and competitive data and balances short-term goal achievement with long-term shareholder value. In light of these considerations, the Committee made the following executive compensation decisions in fiscal year 2019:

•

Continued to emphasize the use of performance-based equity incentives tied to challenging goals so that the achievement of target compensation for our senior executives correlates with strong performance for AFI and our stockholders.

•	Set target incentive levels for the 2019 AIP at 110% of base salary for the CEO and a range of 50% to 70% of base salary for the other NEOs.

•

Established the 2019 performance goals for our AIP, including target adjusted EBITDA (a non-GAAP measure) of $66 million, consistent with our Board-approved business plan. These performance goals were calculated consistently with the way in which our publicly disclosed non-GAAP financial measures were calculated. (See Annex A for more information about our non-GAAP financial measures, including a reconciliation to GAAP.)

•	Approved fiscal year 2019 AIP payouts for our NEOs at 0% of target, based on 2019 adjusted EBITDA performance result of $24 million.

•

Determined that payout for the 2017-2019 performance-based stock awards (“PSAs”) and performance-based stock units (“PSUs”) awards for our NEOs was at 0% of target based on the cumulative three year EBITDA and free cash flow (“FCF”) performance (a non-GAAP measure that is described and reconciled in Annex A), with a potential total shareholder return (“TSR”) modification applied to the Tier I participants (which was considered irrelevant for this grant, given the 0% payout level).

•

Mr. Vermette did not participate in the 2019 AIP but was granted an initial long-term incentive grant including a time based restricted stock unit (“RSU”) award (143,062 shares) and a PSU award (371,430 shares) granted on his hire date (September 11, 2019). The RSUs will vest 20% a year for five-years. The PSUs will vest upon achievement of established stock hurdle prices, which are reviewed annually on the first five anniversary dates to determine which hurdles have been achieved. 20% of the PSUs are earned for each hurdle achieved.

•

In February 2019, the vesting schedule of a 2018 retention grant of RSUs was modified as follows: original 3 year cliff vest on January 5, 2021 was amended to have 50% vesting on January 5, 2020 and 50% vesting on January 5, 2021, provided that the distribution of shares cannot occur until the original vest date of January 5, 2021.

•

Granted annual LTI awards to our NEOs after considering our compensation philosophy and the Committee’s assessment of individual performance and expected future contributions. Our NEOs have a significant percentage of their total compensation linked to performance-based compensation elements, specifically the LTI grants. The form of each annual LTI award was a mix of RSUs and PSUs for our NEOs.

•

In October 2019, granted special retention time-based cash and restricted stock unit awards to our NEOs. These special grants are intended to retain our NEO talent, to reflect confidence in and validation of the executive team, and to ensure continued momentum on and commitment to the Company’s strategic development initiatives. The cash portion of the awards vests and is payable in two installments; one which was paid on January 15, 2020 and one which is payable on October 1, 2020, subject to continued employment. The RSUs will vest in equal annual installments over three years commencing on the second anniversary of the grant date (November 7, 2019), subject to the NEO’s continued employment with the Company.

•	Reviewed and approved a revised peer group better aligned with the Company’s revenues and market capitalization.

We believe that the fiscal year 2019 compensation of our senior executives was aligned with AFI’s fiscal year 2019 results. Our compensation policies have enabled us to attract talented and experienced senior executives. We believe that these policies have benefited AFI since the Separation and will position us for growth in future years.

Investor Outreach

We seek regular engagement with investors in order to communicate our strategy and solicit feedback from the investment community. The Company periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board and Committee meetings, as appropriate. The Board, as well as the management team, values the perspectives of our investors as it helps us to understand and evaluate the effectiveness of our investor communications. We also engage a third-party consultant to obtain independent feedback from our investors.

Additionally, the Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2019 annual meeting, approximately 94% of the Company’s stockholders who voted expressed their approval of the compensation of the Company’s named executive officers.

In furtherance of our stockholder engagement program, in February 2020, we invited our top stockholders to participate in discussions regarding executive compensation, environmental, social and governance matters.

We believe that we have strong alignment between business strategy and compensation design and that our incentive plan metrics align with our business strategy, as further discussed below. We regularly analyze our practices to ensure we remain a leader in executive compensation best practices and remain aware of investor concerns.

OUR EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND OBJECTIVES

Our long-term success and growth depend on attracting and retaining highly capable global business leaders with the experience and skills to deliver our strategy in a volatile and changing market environment. Thus, our executive compensation programs are designed to attract, motivate and retain those high-quality leaders. In developing and maintaining our executive compensation program, the Committee focuses on the following key objectives:

•	Align executive interests with stockholders’ interests to maximize long-term stockholder value;

•	Create a strong link between pay and performance by placing a significant portion of compensation ‘‘at risk’’ based on performance against pre-established goals; and

•	Structure sufficiently competitive compensation packages globally, to enable access to high-quality executives in a highly competitive talent environment.

Our 2019 Compensation Practices and Policies

We believe our executive pay is reasonable and provides appropriate incentives to our NEOs to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could affect the value of executive compensation. To this end, we note the following regarding our compensation practices:

WE DO	WE DO NOT

  use a combination of short-term and long-term incentives to ensure a strong connection between AFI’s operating performance and actual compensation delivered

  regularly evaluate our peer group and pay positioning under a range of performance scenarios

  annually review all of our compensation plans, policies, and significant practices

  annually review risks associated with compensation

  include a “double-trigger” change-in-control provision in our executive Change in Control Severance Agreements, as well as our current LTI plan, so participants will receive severance benefits only if both a change in control and a qualifying termination occur

  annually review and limit executive perquisites

  have an Executive Incentive Compensation Recoupment Policy to ensure accountability in the presentation of our financial statements

  enforce stock ownership requirements to ensure that Directors and executives have interests in common with our stockholders

  provide senior executives with limited perquisites (executive physicals) and benefits (such as health care insurance, life insurance, disability, and retirement plans) on the same basis as other full-time AFI employees

  provide excise tax gross-ups upon a change in control to any employees

  offer above-market earnings on contributions to deferred compensation accounts

  re-price stock options without the prior approval of our stockholders

  cash out underwater stock options

  except to attract and retain Mr. Vermette, offer employment agreements to our executives, other than our Change in Control Severance Agreements

  permit directors or employees, or their respective related persons, to engage in short sales of AFI’s stock or to trade in instruments designed to hedge against price declines in AFI’s stock

  permit directors or officers to hold AFI securities in margin accounts or to pledge AFI securities as collateral for loans or other obligations

Changes to our 2020 Compensation Practices and Policies

Keeping our compensation philosophy in mind, effective for fiscal year 2020, there have been some enhancements made to the short and long-term incentive plans. The enhancements are intended to further align the Company’s compensation practices with its new operating model centered on strengthening the Company’s connection with end customers and repositioning its culture for excellence. The NEO AIP remains based 100% on financial measurements but the plan has shifted from an EBITDA metric to a 50%/50% weighting of Net Sales and Gross Profit measures. The threshold/target/maximum payout percentages remain unchanged (50%/100%/200%). The long-term incentive plan awards have shifted from 75% PSU/25% RSU to 70% PSU/30% time-based cash. Previously the RSU portion was a graded award that vested one-third for each of three years and the PSU portion was a three-year cliff award. The PSU portion maintains a three-year cliff vesting schedule, while the new time-based cash design uses a two-year cliff vesting schedule. The value of the time-based cash award is fixed, while the upside potential under the revised PSU design has been lowered from 200% of target to 125% of target.

How We Make Compensation Decisions

The Committee is responsible for executive compensation program design and the decision-making process relative to NEOs specifically, and broadly, as these programs apply to other senior leaders and participating employees. The Committee solicits input from the independent members of the Board, the CEO, other members of management, and its independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Roles of Key Participants

Management Development and Compensation Committee

•  Comprised of independent members of the Board

•  Sets the philosophy and principles that guide the executive compensation program.

•  Oversees the design of our executive compensation programs in the context of our culture, competitive practices, legal and regulatory landscape, and governance trends.

•  Reviews and approves short- and long-term incentive compensation design, including performance goals and the reward consequences for delivering above or below target performance.

•  Reviews our leadership development programs and succession planning for CEO and senior executives.

•  Reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO, evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation.

•  Oversees the evaluation of the other senior executives and establishes their compensation levels in collaboration with the CEO.

Independent Members of the Board	• Participate in the performance assessment process for the CEO. • Approve CEO employment agreement and compensation decisions, including base salary, AIP awards and LTI awards.

Independent Compensation Consultant

•  Provides analysis, independent advice and recommendations with regard to executive compensation.

•  Attends Committee meetings, as requested, and communicates between meetings with the Committee Chair.

•  Advises the Committee on market trends, regulatory issues and developments and how they may impact AFI’s executive compensation programs.

CEO	• Provides input to the Committee on senior executive performance and compensation recommendations other than for himself.

Independent Compensation Consultant

Beginning in June 2016, the Committee engaged Willis Towers Watson as its independent consultant on executive compensation matters.

Willis Towers Watson also serves as our Pension Plan Actuary in Canada and typical actuary annual fees paid by us to Willis Towers Watson are approximately $17,000. We also purchase select compensation and HR survey data from the firm. At the request of the Committee, in addition to providing general executive compensation advice outlined above, Willis Towers Watson performed the following services during 2019:

•	Provided information on executive compensation trends and external developments, including regulatory changes.

•	Provided a competitive evaluation of total compensation for the NEOs, as well as overall compensation program share usage, dilution, and LTI expense.

•	Reviewed the peer group used for market analyses.

•	Reviewed the competitiveness of actual pay delivered in relation to performance as compared to the peer group, as further discussed below.

•	Provided recommendations on CEO total compensation.

•	Reviewed recommendations for our CEO’s compensation in relation to the other NEOs.

•	Reviewed Committee agendas and supporting materials in advance of each meeting and raised questions or issues with management and the Committee Chair, as appropriate.

•	Provided guidance and recommendations on incentive plan design, including the rigor of metrics and goals.

•	Reviewed drafts and commented on this CD&A and the related compensation tables.

The Committee determined the work of Willis Towers Watson did not raise any conflicts of interest in 2019. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and corresponding rules of NYSE, including the fact that Willis Towers Watson provides limited other services to us, the level of fees received from us as a percentage of Willis Towers Watson’s total revenue, the policies and procedures employed by Willis Towers Watson to prevent conflicts of interest, and whether the individual Willis Towers Watson advisers to the Committee own any common shares or have any business or personal relationships with members of the Committee or our senior executives.

After considering all of the factors required by the NYSE rules and all other factors relevant to Willis Towers Watson’s independence from management, the Committee has determined Willis Towers Watson is independent.

Setting Executive Compensation

We consider market pay practices as a starting reference point when setting executive compensation. The Committee assesses whether our level of executive pay is appropriate when compared to industry and market standards. In general, we target NEO pay to be at or near the 50th percentile of the competitive market, but we may deviate from this target due to an individual’s performance or tenure in his or her current position, internal equity with peers situated at similar levels, and to attract and retain the required level of global business knowledge and leadership needed to achieve our strategic objectives.

The Committee’s independent compensation consultant assists the Committee in developing the relevant competitive market using published survey data and a peer group of companies to serve as the basis for comparing the pay of our NEOs to the market. Annually, we conduct a detailed market review of executive pay to evaluate each element of pay against the market. Overall, our reported NEOs are generally paid at or below our relevant competitive market for base salary and target total direct compensation.

Peer Group

Our peer group is composed of companies with business models and operations comparable to our own and companies that we believe have a similar financial and operational profile. Metrics used to select our peer group include: revenue; market capitalization; business model comparability; global presence; and competition for executive talent. We believe that our peer group reflects the type and complexity of business risks managed by our NEOs and that we compete with many of the companies in our peer group for executive talent.

In fiscal year 2019, the Committee, in consultation with its independent compensation consultant, evaluated the continuing appropriateness of our peer group. Following its review, the Committee approved several changes. Four companies were removed that had significantly larger revenue than the Company (Blue Linx Holdings, Inc., GMS Inc., NCI Building Systems, Inc., and Patrick Industries Inc.). Three companies were added that have revenues more closely in line with the Company’s revenue and that have similar market capitalization (CSW Industrials, Inc., PH Glatfelter Company, Huttig Building Products, Inc.) Our 2019 peer group, as determined by the Committee, was as follows:

2019 Peer Group
American Woodmark Corp	Huttig Building Products, Inc.
Apogee Enterprises, Inc.	Insteel Industries, Inc.
Continental Building Products, Inc.	Interface, Inc.
CSW Industrials, Inc.	P.H. Glatfelter Co.
Forterra, Inc.	PGT Innovations, Inc.
Gibraltar Industries, Inc.	Quanex Building Products Corporation
Griffon Corporation

In fiscal year 2019, the Committee reviewed peer group proxy statement data in evaluating our NEOs’ pay and published compensation survey data in evaluating our other senior executives’ pay. When assessing pay levels, the Committee also reviews the relative positioning of our senior executives with each other. In 2019, the Committee’s consultant advised the Committee that our overall competitive posture for executive pay remained aligned with our pay for performance compensation philosophy.

Target Percentile Compensation Opportunity

We target total direct compensation opportunity at or near the 50th percentile relative to our peer group. We believe that targeting pay opportunities at the median of our peer group enables us to retain talented and experienced senior executives and is consistent with market-leading practices.

Components of the Executive Compensation Program

The following table outlines the pay elements of our Executive Compensation Program and provides a summary of actions and results for 2019.

Pay Element	Purpose	Characteristics	2019 Actions and Results
Base Salary	• Provide a regular stream of income and security.

•  Fixed cash component

•  The Committee takes into account job performance, scope of duties and responsibilities, experience in role, expected future contributions, peer group and other market pay data.

•  Our NEOs’ salaries are currently below median; however, it is expected that our NEOs will move toward median over time.

NEOs (other than Mr. Vermette) received increases in April 2019 of 3-5% based on individual performance and market assessment.

Mr. Bingham received a 30% increase when he was promoted to the executive position in January 2019.

Annual Incentive	• Motivate executives to improve short-term financial performance. • Reward executives who deliver targeted results.	• Actual payout is based on AFI performance.	No payout in 2019 as actual adjusted EBITDA was significantly below targets. Mr. Vermette and Mr. McWilliams did not participate in the 2019 AIP program.
Long-Term Incentive	• Enhance alignment between management and stockholders. • Motivate executives to achieve superior business results over long term. • Support stock ownership requirements.	• Actual value is determined by AFI performance over a three-year time frame and/or linked to stock price.

In September 2019, as part of his initial employment agreement, Mr. Vermette received an initial LTI grant valued at $3,822,670. The annual target LTI awards for the other NEOs were 75% to 85% of base salary.

In October 2019, Mr. Bingham, Mr. Parisi, Mr. Bassett, and Mr. Flaharty received special retention time-based cash and RSU awards. These special grants are intended to retain our NEO talent, to reflect confidence in and

Pay Element	Purpose	Characteristics	2019 Actions and Results

validation of the executive team, and to ensure continued momentum on and commitment to the Company’s strategic development initiatives. The cash portion of the awards vest are payable in two installments; one which was paid on January 15, 2020 and one which is payable on October 1, 2020, subject to continued employment. The RSUs shall vest in equal annual installments over three years commencing on the second anniversary of the grant date (November 7, 2019), subject to the executive’s continued employment with the Company.

In February 2019, the vesting schedule of a 2018 retention grant of RSUs was modified as follows: original three year cliff vest on January 5, 2021 was amended to have 50% vesting on January 5, 2020 and 50% vesting on January 5, 2021, subject to continued employment, provided that the distribution of shares cannot occur until the original vest date of January 5, 2021.

Benefits

•  Provides a standard range of health, welfare, and retirement benefits generally similar to those provided to other salaried employees, except that senior executives are eligible to receive enhanced company-paid long-term disability benefits

		Actual benefits are based on enrollments made for the calendar year.	None

Pay Element	Purpose	Characteristics	2019 Actions and Results
and are eligible for nonqualified retirement savings benefits.
Perquisites	• Provide our executives with limited perquisites comparable to those provided to executives in our peer group.	Reimbursements for executive physicals are provided based on actual expense.	None

Base Salary

In determining salary levels for each of our NEOs, the Committee considers factors such as the financial and operational performance, leadership, development of people, time in position, internal equity, and potential. The Committee also considers each NEO’s current salary as compared to the salary range and median salary practices of our peer group. After considering all relevant information, the Board set the CEO’s base salary, as set forth in Mr. Vermette’s employment agreement, at $650,000. In connection with Mr. McWilliams appointment as Interim CEO on May 2, 2019, the Committee approved an annual base salary of $700,000. Mr. McWilliams served as Interim CEO through September 10, 2019. The Committee approved base salary increases for the other NEOs ranging from 3% to 5%, other than Mr. Bingham who received a 30% increase when he was promoted to CFO in January 2019. The NEOs’ salary levels remain below the market median in the aggregate for similar positions. This information differs from the Summary Compensation Table, which reflects the total base salary received for the year.

Name	Base Salary as of Dec 31, 2018 ($)	Salary Increase %	Base Salary as of Dec 31, 2019 ($)
Michel S. Vermette	N/A	N/A	650,000
Douglas B. Bingham	230,000	30.40%	300,000
Christopher S. Parisi	329,828	3.00%	339,722
John C. Bassett	287,135	3.00%	295,749
Brent A. Flaharty	287,375	5.00%	301,744

2019 Annual Incentive Plan

For 2019, the AIP payout was zero. The Board and the Committee consider individual performance when finalizing AIP awards for the CEO and other NEOs and make appropriate adjustments based on individual performance. However, no AIP award for our NEOs may exceed the maximum level. The Board and the Committee did not exercise discretion, or make any corresponding adjustments, for the 2019 AIP payout.

The targets for the 2019 plan measures were based on our Board approved business plan for fiscal year 2019. In February 2019, the Committee approved the following adjusted EBITDA performance measure for our 2019 fiscal year based on our operating plan. The payout for performance that falls between Threshold and Target and between Target and Maximum levels is interpolated on a straight-line basis.

Performance Level	80%	88%	100%	110%	120%	Actual Performance
Adjusted EBITDA	$52.6M	$58.0M	$66M	$72.6M	$79.2M	$24M
Payout Level	50%	90%	100%	150%	200%	0%

The Committee chose adjusted EBITDA, a non-GAAP measure as the corporate-level goal because it is the key metric used by management to set our business goals and evaluate our financial results. Please see Annex A for more information.

Each NEO’s AIP target was based on a percentage of base salary. Target and actual fiscal year 2019 AIP awards for our NEOs were as follows:

Name	2019 Actual Base Salary ($)	Target Incentive (% of Base Salary)	Target Incentive ($)	Maximum Incentive Potential ($)	Percentage Payout	Actual Annual Incentive Payout ($)
Donald R. Maier	$227,831	110%	$250,614	$501,228	0.0%	$0
Larry S. McWilliams	$251,099	0%	$0	$0	0.0%	$0
Michel S. Vermette	$197,708	0%	$0	$0	0.0%	$0
Ronald D. Ford	$6,955	70%	$4,868	$9,736	0.0%	$0
Douglas B. Bingham	$299,205	55%	$164,563	$329,126	0.0%	$0
Dominic C. Rice	$285,565	55%	$157,061	$314,122	0.0%	$0
Christopher S. Parisi	$337,249	55%	$185,487	$370,974	0.0%	$0
John C. Bassett	$293,596	50%	$146,798	$293,596	0.0%	$0
Brent A. Flaharty	$298,152	55%	$163,984	$327,968	0.0%	$0

The Committee approves the performance goals and incentive levels for each of our senior executives under our AIP. The performance goals include various levels of performance, including a target and a maximum. Threshold refers to the minimum acceptable level of performance. We do not pay an incentive if our performance is below threshold. If performance is at 80% of target, the threshold payout is 50% of each senior executive’s target incentive. Target is the expected level of performance and results in a payout of 100% of each senior executive’s target incentive. Senior executives may receive an amount in excess of their target incentive (up to a maximum of 200% of the target incentive) if we exceed target on the performance metric.

In establishing the performance and payout ranges for the AIP, the Committee considered a number of factors including:

•	The amount of year-over-year improvement in EBITDA required to achieve target performance

•	The degree of difficulty and probability of achieving the various EBITDA performance targets

•	The percent of incremental EBITDA to be split between participants and stockholders

Long-Term Incentive Plan

We use equity awards to motivate our senior executives to achieve superior business results over the long term. Equity awards support our stock ownership requirements and further enhance the alignment between management and stockholder interests. In fiscal year 2019, our NEOs were granted both time-based RSUs and performance-based awards in the form of PSUs. In addition, Mr. Vermette was granted an initial grant as part of his employment agreement of both time-based RSUs and performance-based awards in the form of PSUs. LTI awards are issued pursuant to our Long-Term Incentive Plan.

Equity incentives represented approximately 67% of Mr. Vermette’s total direct compensation and approximately 34%, on average, of the total direct compensation of the other NEOs in fiscal year 2019. In approving fiscal year 2019 LTI award grants, the Committee considered a number of factors:

•

Skills, experience, time in role and expected future contributions: The size of an equity award depends in part on the scope of an executive officer’s job responsibilities and the impact he or she can be expected to have on our future operating results.

•	Company performance: The Committee reviews our prior year financial performance and the senior executives’ leadership and focus on fostering our strategic initiatives.

•	Market alignment: The Committee sets the target value of equity awards so that our senior executives will have a target long-term incentive near the median of our peer group. The target values are informed by the Committee’s review of the competitive positioning of each element of pay based on compensation data prepared by the external compensation consultant with reference to our peer group for our NEOs and with reference to published market compensation survey data for the other senior executives.

•

The emphasis placed on equity in the mix of total compensation: The Committee believes that incentive compensation should constitute the majority of each senior executive’s overall compensation package to provide incentives to meet our performance objectives and grow our stock price over time.

•

Average annual share use: The Committee also takes into account the average annual share use for total equity incentives granted to employees in order to provide restricted stock units and performance stock units to eligible employees at a reasonable rate and cost to AFI and its stockholders.

Each NEO’s LTIP target was based on a percentage of salary. In October 2019, the NEOs also received a special one-time time-based RSU grant, which increased the total 2019 LTIP grants. Target and actual fiscal year 2019 LTIP grants for our NEOs were as follows:

Name	LTIP Target as % of Base Salary	Additional one- time Retention RSU Grant (1)	New Hire one- time RSU Grant Units (2)	New Hire one-time PSU Grant (3)	Total 2019 LTI Grant as % of Base Salary	2019 LTI Grant Date Fair Value $ (4)
Donald R. Maier	250%	0%			250%	1,657,500
Larry S. McWilliams	0%	0%	23%		23%	160,000
Michel S. Vermette	0%	0%	164%	425%	588%	3,822,670
Ronald D. Ford	0%	0%			0%	0
Douglas B. Bingham	75%	60%			135%	402,300
Dominic C. Rice	75%	0%			75%	267,000
Christopher S. Parisi	85%	52%			137%	457,700
John C. Bassett	75%	60%			135%	392,700
Brent A. Flaharty	75%	78%			153%	451,900

(1)	Represents one-time special time-based RSU awards granted. The RSUs will vest one-third each year until the third anniversary of the grant date. See additional commentary below on “Time-Based Awards”.
(2)	Represents a one-time new hire RSU grant (5/13/2019) for Mr. McWilliams of 14,720 units at a $10.87 fair market value (“FMV”) price to vest June 4, 2020.
(3)	Mr. Vermette received a one-time RSU grant of 143,062 units and a one-time PSU grant of 371,430 (9/11/2019) at a $7.43 FMV price to vest over five years.
(4)

Amounts represent the grant date fair value for the LTI equity award granted in 2018, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common shares on the date of the grant.

Equity awards are subject to vesting, forfeiture and clawback provisions, described in more detail below and in the sections following the Summary Compensation Table. Forfeiture and clawback provisions serve as a means to redress detrimental behavior by current and former employees. For additional information about our long-term equity incentive awards, see the narrative discussion titled “Stock Awards and Option Awards (Columns (d) and (e))” following the Summary Compensation Table below.

Retention and Time-Based Awards

In February 2019, the vesting schedule of a 2018 retention grant of RSUs was modified as follows: the original 3 year cliff vest on January 5, 2021 was amended to have 50% vesting on January 5, 2020 and 50% vesting on January 5, 2021, provided that the distribution of shares cannot occur until the original vest date of January 5, 2021.

In October 2019, Mr. Bingham, Mr. Parisi, Mr. Bassett and Mr. Flaharty received special retention time-based cash and restricted stock unit awards. These special grants are intended to retain our NEO talent, to reflect confidence in and validation of the Executive team, and to ensure continued momentum on and commitment to the Company’s strategic development initiatives. The cash portion of the awards vests and is payable in two installments; one which was paid on January 15, 2020 and one which is payable on October 1, 2020, subject to continued employment. The RSUs shall vest in equal annual installments over three years commencing on the second anniversary of the grant date (November 7, 2019), subject to continued employment with the Company.

Name	Total Retention Cash Award	Payable 1/15/2020	Payable 10/1/2020	Retention Grant Units (1)	Retention Grant Value	Total Retention Value
Douglas B. Bingham	200,000	100,000	100,000	45,000	177,300	377,300
Christopher S. Parisi	200,000	100,000	100,000	45,000	177,300	377,300
John C. Bassett	200,000	100,000	100,000	45,000	177,300	377,300
Brent A. Flaharty	250,000	150,000	100,000	60,000	236,400	486,400

(1)	The RSUs will vest one-third each year starting on the second anniversary

2019 -2021 Performance-Based Awards

In 2019, the Committee continued the use of EBITDA and FCF as the primary financial measures for the 2019 – 2021 performance-based awards. Our Committee selected EBITDA as a metric in our AIP and LTIP because it is the key metric used by management to set business goals and evaluate our financial results. The use of EBITDA in both the AIP and LTIP provides an incentive for management to focus on EBITDA goals over both the short-term and long-term periods. Our Committee selected FCF as a metric in our LTI plan because we believe FCF will create a strong alignment with performance activities and growth over the performance period. The plan covers a three-year performance period to allow a reasonable timeframe for value creation, challenging targets with substantial upside for breakout performance and a payout scale that defines meaningful hurdles on the way to breakout performance.

Vesting is based on the achievement of EBITDA targets (75% of the award) and FCF (25% of the award). After the end of the performance period, our NEOs will be eligible to vest in a number of shares (from 0% to 200% of the target award) based on AFI’s cumulative EBITDA and cumulative FCF performance over the performance period. The maximum vesting will be 200% of the target award. The awards have a one-year, post-vesting holding period for any portion of the award that vests above target, such that the vested above-target shares will not be available to be sold until the one-year anniversary following the vesting date of the awards, subject to limited exceptions.

Cumulative EBITDA accounts for 75% of the target award. Cumulative EBITDA is defined as (i) operating income, plus (ii) depreciation and amortization, plus (iii) noncash pension expense.

2019 – 2021 Absolute EBITDA	Performance to Target	Payout Opportunity
Threshold	80%	50%
Target	100%	100%
Maximum	150%	200%

Cumulative FCF accounts for 25% of the target award. Cumulative FCF is defined as cash flow from operations, less cash used in investing activities.

2019 – 2021 Absolute FCF	Performance to Target	Payout Opportunity
Threshold	70%	50%
Target	100%	100%
Maximum	175%	200%

With respect to Mr. Vermette’s performance-based awards, in connection with his appointment as its President and Chief Executive Officer, effective September 11, 2019, he received an initial grant of 371,430 performance-based restricted stock units; which will be earned by achieving the per share price targets, as calculated and set forth below:

Percent Performance Units Earned	Average Closing Per Share Price Over 20 Consecutive Trading Days ($)
20%	10.50
20%	12.25
20%	14.00
20%	15.75
20%	17.50

Achievement of the price targets will be measured on each of the first five anniversaries of September 11, 2019 (each, a “Measurement Date”) taking into account performance for any period between September 11, 2019 and the applicable Measurement Date. To the extent a price target or price targets are achieved and Mr. Vermette has otherwise satisfied his obligations under his employment agreement, the earned performance units will vest on the first Measurement Date following the date on which the price target is first achieved.

2017 -2019 Performance-Based Awards (Payable in 2020)

The three-year performance period for PSAs and PSUs awarded in 2017 ended on December 31, 2019. The final number of shares earned was based on cumulative EBITDA and FCF performance. The final payout determination was made in February 2020 after a review of the Company’s performance. Performance for cumulative EBITDA and cumulative FCF were each below target, resulting in no payout for these grants.

	Threshold	Target	Maximum	Actual Performance
2017-2019 Cumulative EBITDA Goals	$224M	$280M	$420M	$161M
Payout Level	50%	100%	200%	0.00%

	Threshold	Target	Maximum	Actual Performance
2017-2019 Cumulative FCF Goals	$55M	$79M	$138M	$6M
Payout Level	50%	100%	200%	0.00%

The TSR modifier was considered irrelevant given the 0% payout level.

Further details are provided in the Option Exercises and Stock Vested Table and Outstanding Equity Awards Table.

NEO Changes

On September 10, 2019, the Company announced the appointment of Mr. Vermette to the position of President and Chief Executive Officer and as a director of the Company, effective as of September 11, 2019. In connection with Mr. Vermette’s appointment as its President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Vermette (the “Employment Agreement”). The Employment Agreement has an initial term of three years commencing September 11, 2019 (the “commencement date”) and thereafter will automatically renew for successive one-year terms unless either he or the Company gives ninety days’ prior written notice of nonrenewal. Pursuant to the Employment Agreement, Mr. Vermette will be paid an annual base salary of $650,000 and, beginning in the Company’s 2020 fiscal year, he will be eligible to earn a target annual cash bonus equal to 100% of his base salary and annual target long-term incentive awards equal to 200% of his base salary, generally consistent with the award issuances to other senior executives of the Company.

Pursuant to the Employment Agreement, the Company granted Mr. Vermette on the commencement date (i) an initial grant of 143,062 shares of restricted common stock (replacing forfeited compensation from his prior employer), which will vest in equal annual installments on each of the five successive anniversaries of the grant date, subject to continued employment with the Company (the “Initial Restricted Stock Award”); (ii) an initial grant of 371,430 performance-based restricted stock units, which will be earned upon the Company’s common stock achieving the per share price targets set forth in the award agreement at any time during the five-year period following the grant date, measured on each of the first five anniversaries of the grant date, subject to his continued employment through the applicable measurement date (the “Initial PBRSU Award”); and (iii) a cash sign-on bonus equal to $500,000 (which Mr. Vermette will be required to repay in the event his employment is terminated by the Company for cause or by him without good reason (as each term is defined in the Employment Agreement) prior to the first anniversary of Mr. Vermette’s commencement date).

In the event the Company terminates Mr. Vermette’s employment without cause or Mr. Vermette terminates his employment for good reason during the term of the Employment Agreement, subject to his execution of a release of claims (a “Qualifying Termination”), Mr. Vermette will receive: (i) an amount equal to two times the sum of (x) his base salary plus (y) target annual bonus (which will be payable in lump sum within 60 days of Mr. Vermette’s termination); (ii) if earned, an annual bonus for the year in which the termination of employment occurs based on actual performance for the year, prorated to reflect the portion of the year elapsed prior to his termination of employment (which will be payable at the time bonuses are paid to other senior executives of the Company); (iii) a lump sum payment equal to the cost for 18 months’ continuation of group health plan coverage as of the date of his termination of employment (which will be payable within 60 days of termination); and (iv) executive outplacement services for up to 24 months at a maximum cost of $30,000, and his equity-based awards will be treated as follows: (a) the Initial Restricted Stock Award will become vested, (b) the Initial PBRSU Award will remain eligible to vest based on actual performance, and (c) any other outstanding equity-based awards held by Mr. Vermette will be treated in accordance with the terms of the Company’s 2016 Long Term Incentive Plan and the applicable award agreements thereunder. A nonrenewal of the term of the Employment Agreement by the Company will be treated as a termination by the Company without cause.

In the event that Mr. Vermette incurs a Qualifying Termination on, or during the 24-month period following, a change in control of the Company, Mr. Vermette will receive the severance pay and benefits listed above, except that (i) the severance amount will equal two and one-half times the sum of (x) his base salary plus (y) target annual bonus; (ii) Mr. Vermette will also receive coverage under the Company’s post-retirement health and life insurance programs if he would have become eligible for such benefits within the 24-month period following termination; (iii) the Initial PBRSUs will vest (or forfeit) based on actual performance measured immediately prior to the change in control; and (iv) all other unvested equity awards held by Mr. Vermette will immediately vest, with any performance-based awards (excluding the Initial PBRSUs) deemed to have been earned at target.

Effective May 2, 2019, Mr. Maier’s employment with the Company ceased and he resigned as a member of the Board. In connection with Mr. Maier’s separation, the Company entered into a separation agreement under which Mr. Maier agreed to a general release of claims in favor of the Company. In exchange for this release and in accordance with the terms of the Executive Severance Plan, the Company paid Mr. Maier a lump sum cash payment of $100,000 within 3 days of his execution of the separation agreement, and a lump sum cash payment of $2,768,138 following his execution of a supplemental release. Mr. Maier was eligible to receive a prorated bonus under the 2019 AIP based on actual achievement of the corporate performance metrics for 2019. Mr. Maier, like all NEOs, did not receive a bonus under the 2019 AIP. Pursuant to the separation agreement, in accordance with the terms of the Executive Severance Plan and the LTI, (i) Mr. Maier was paid an amount equal to six months’ of the COBRA premium in effect under the Company’s health plans applicable to Mr. Maier and his dependents, less the monthly premium cost then in effect for such coverage for active employees and (ii) the vesting of 34,027 of Mr. Maier’s RSUs was accelerated and an aggregate of 122,416 of Mr. Maier’s PSUs and Performance Shares, relating to grants made in 2017 and 2018, remain eligible to vest based on satisfaction of the applicable Company performance metrics, in each case representing a pro-rata portion of Mr. Maier’s total outstanding awards. All awards previously made to Mr. Maier in 2019 and all earlier awards not vesting in accordance with the terms described in the prior sentence have been forfeited. Mr. Maier will continue to be bound by non-competition restrictions and other restrictive covenants for two years following the separation pursuant to the separation agreement.

On January 4, 2019, Ronald D. Ford resigned as Senior Vice President and Chief Financial Officer of the Company. In connection with Mr. Ford’s resignation, the Company and Mr. Ford entered into a separation agreement and release pursuant to which, in exchange for this release, the Company paid Mr. Ford a lump sum cash payment of $100,000 within three days of his execution of the separation agreement, and a lump sum cash payment of $1,115,295 within 10 days following his execution of a supplemental release. Mr. Ford was eligible to receive a bonus under the 2018 AIP based on actual achievement of the corporate performance metrics for 2018, and a prorated bonus under the 2019 AIP based on actual achievement of the corporate performance metrics for 2019. The vesting of 17,058 of Mr. Ford’s RSUs was accelerated and 38,406 of Mr. Ford’s PSUs will remain eligible to vest based on satisfaction of the applicable company performance metrics.

The Company announced the appointment of Mr. Bingham to the position of Senior Vice President, Chief Financial Officer and Treasurer, effective as of January 4, 2019. In connection with his appointment, Mr. Bingham (i) receives an annualized base salary of $300,000, prorated for service during 2019; (ii) is eligible to earn an annual incentive target bonus award opportunity of 55% of his annual base salary under the AIP, prorated for service during 2019; (iii) based on performance measures approved by the Committee and subject to adjustment based on performance, is eligible to participate in the 2016 Long-Term Incentive Plan with a targeted award value of up to 75% of his annual base salary; (iv) entered into the standard form of Change in Control and Severance Agreement and Indemnification Agreement; and (v) is eligible to participate in the Severance Pay Plan for Executive Employees.

Effective October 18, 2019, the Company eliminated the position of Chief Product Officer and Senior Vice President, Global Operations. As a result, Mr. Rice departed the Company and received severance compensation and benefits in accordance with the Company’s Severance Pay Plan for Executive Employees. Mr. Rice received a lump sum amount of $827,768 as part of his separation and remained eligible for pro-rated awards in both the short-term and long-term incentive plans.

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Qualified and Nonqualified Defined Benefit Pension Plans

Messrs. Rice and Bassett participate in our qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), which is a successor to AWI’s qualified retirement plan, and the related Retirement Benefit Equity Plan (“RBEP”). Mr. Rice’s benefits under the AFI RIP and RBEP were frozen effective December 31, 2017. Mr. Bassett’s benefits under the AFI RIP and RBEP were frozen effective February 2006. No other NEOs participate in the RIP or RBEP.

Qualified Defined Contribution Savings Plan and Nonqualified Deferred Compensation Plan

We provide a 401(k) plan match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions. All NEOs are eligible to participate in the 401(k) plan.

We offer an unfunded, nonqualified deferred compensation plan, the Nonqualified Deferred Compensation Plan (“NQDCP”). This plan restores company contributions that would be lost due to Internal Revenue Code limits on compensation and contributions under the 401(k) plan and allows participants to voluntarily elect to defer a portion of base salary and AIP until a future date. Participants receive a company match identical to the 401(k) plan company match up to a maximum contribution of 6% of eligible earnings. All NEOs not participating in, or accruing a benefit under the RIP, are eligible to participate in this plan.

Change in Control (“CIC”) Agreements and Severance Pay Plan for Executive Employees

Other than our CEO, our NEOs have Change in Control Severance Agreements (“CIC Agreements”) with the Company, and they participate in the Severance Pay Plan for Executive Employees, which provides severance in the absence of a change in control.

None of the CIC agreements provides for tax gross-ups under Sections 280G and 4999 of the Code, nor does Mr. Vermette’s Employment Agreement. For more information regarding our NEO CIC Agreements, please refer to “CIC Agreements” below.

For more information regarding our Severance Pay Plan for Executive Employees, please refer to “Involuntary Termination without Cause in the absence of CIC” below.

Stock Ownership Guidelines

The Committee maintains stock ownership guidelines for our NEOs to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the NEO’s annualized base salary as of a fixed date, and the stock price as of a fixed date. The required ownership multiple is five times annual base pay for our CEO and three times annual base pay for our other NEOs. Shares may be counted toward the policy’s ownership guidelines, whether held directly by the NEO or owned jointly, provided shares are vested. For stock options, the fair market value of our stock must exceed the exercise price (“in-the-money” options). We include vested, unexercised, “in-the-money” stock options in the calculation. The NEOs are required to retain 100% of net shares acquired upon future vesting or exercise of equity awards until the ownership guidelines are met. As of the most recent review date, none of our NEOs have satisfied the ownership requirement. All NEOs are expected to retain 100% of net shares acquired upon future vesting or exercise of equity awards until the ownership guidelines are met.

Recoupment Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, the Board maintains the Armstrong Flooring, Inc. Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of a material restatement of our financial results, the Board, the Committee or another Board committee may, to the extent permitted by applicable law and as the Board or a committee may in its sole discretion deem appropriate and in the best interests of the company, seek the recoupment or forfeiture of any incentive-based compensation paid or awarded to current and former senior executives and any other officer who engaged in fraud, negligence or other misconduct that resulted in the restatement in excess of the amount that would have been paid or awarded to the officer under the restated financial statements. The Clawback Policy includes a look-back period of three years preceding the payment or award, as applicable, of the incentive compensation unless the restatement resulted from fraud or misconduct by the officer, in which case the three-year look-back limitation would not apply.

To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy, if appropriate.

Prohibition on Hedging and Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving our securities with our General Counsel prior to entering into such transaction.

By policy, we prohibit derivative transactions in our securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving our securities;

•	Engaging in any hedging or monetization transaction with respect to our securities; and

•	Holding company securities in a margin account or pledging our securities as collateral for a loan.

We permit senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to our pre-approval, and the ability to enter into such plans remains subject to prohibitions on trading while in possession of material nonpublic information.

Assessment of Risk

We monitor the risks associated with our compensation program on an ongoing basis. In 2019, it was the assessment of the Committee, with the assistance of Willis Towers Watson and management, that our compensation programs are designed and administered with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks reasonably likely to have a material adverse effect on the company. In arriving at this determination, the Committee considered the following with respect to our compensation programs:

•	Whether the underlying pay philosophy, peer group and market positioning to support business objectives were appropriate.

•	Effective balance in:

•	Cash and equity mix;

•	Short- and long-term performance focus, with performance goals tied to profitability and absolute stock price performance;

•	Use of multiple performance metrics in the annual and long-term incentive plans;

•	Performance objectives established using a reasonable probability of achievement; and

•	Long-term incentive plan tied to operating performance over a multi-year performance period.

•	The Committee’s ability to exercise discretion to reduce AIP amounts earned based on subjective evaluation of quality of earnings and individual performance.

•

The presence of meaningful risk mitigation policies, such as stock ownership guidelines, clawback provisions, and independent Committee oversight; and prohibitions on hedging against and pledging of our common shares.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to the company’s CEO, CFO or any of the company’s three other most highly compensated employees, as well as persons who were such “covered employees” in a prior year after 2016.

As in prior years, the Committee considers both tax and accounting treatment in establishing our compensation program. The Committee retains discretion to authorize compensation arrangements that are not tax deductible, as the Committee deems appropriate.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Michael F. Johnston (Chair)

Kathleen S. Lane

James C. Melville

Jacob H. Welch

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference therein.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, and as a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC requires disclosure of the CEO to median employee pay ratio. We identified the median employee in 2018 based on our review of all full-time, part-time, temporary, seasonal, and foreign employees employed by AFI and our subsidiaries. The compensation of permanent employees who were not employed for the entire year, such as new hires, was annualized. We applied a currency exchange rate for employees not paid in U.S. dollars using a 12-month average. We selected our median employee by: (i) calculating the annual compensation described below for each of our employees, and (ii) ranking the annual compensation of all employees except for the CEO from lowest to highest.

To determine our median employee, we took into account the following compensation elements, which we determined are the most commonly used elements of compensation for our employees worldwide:

•	Salary; and

•	Annual Incentive Plan and Sales Incentive Plan payments

We analyzed the median employee’s 2019 compensation compared to 2018 to confirm there were no significant changes in the median employee’s compensation arrangements year-over-year. Based on these results, the absence of material change in our employee population and compensation arrangements, and consistent with applicable SEC regulations, we did not change our median employee for 2019.

Mr. Vermette’s total compensation for fiscal year 2019 was $4,972,670 and total compensation for the median employee in 2019 was $67,110, resulting in an estimated ratio of our CEO’s pay to the pay of our median employee for fiscal year 2019 of 74 to 1. The calculation of annual total compensation of our median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table. Since Mr. Vermette commenced employment as CEO on September 11, 2019, the calculation of his annual total compensation was annualized, and therefore differs from that reflected in the Summary Compensation Table.

2019 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during fiscal 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Donald R. Maier	2019	227,831	80,000	1,657,500	0		2,941,108	4,906,439
Former President and CEO	2018	659,750		2,925,000	635,010		44,210	4,263,970
	2017	645,000		1,575,000	0		67,914	2,287,914

Larry S. McWilliams	2019	251,099		160,000			5,483	416,582
Interim President and CEO

Michel S. Vermette	2019	197,708	500,000	3,822,670				4,520,378
President and CEO

Ronald D. Ford	2019	6,955		0	0		1,216,826	1,223,780
Former Senior Vice President and CFO	2018	456,750		877,500	279,760		49,800	1,663,810
	2017	150,000		1,080,000	300,000		90,132	1,620,132

Douglas B. Bingham	2019	299,205	130,000	402,300	0		20,157	851,661
Senior Vice President, CFO and Treasurer

Dominic C. Rice	2019	285,565	80,000	267,000	0	650,864	863,682	2,147,111
Former Chief Products Officer and Senior Vice President Global Operations	2018	344,009		847,700	153,910	-135,649	21,613	1,231,583
	2017	306,188		225,000	0	492,187	8,954	1,032,329

Christopher S. Parisi	2019	337,249	80,000	457,700	0		21,834	896,782
Senior Vice President, General Counsel, Secretary and CCO	2018	324,433		493,188	156,130		14,948	988,699
	2017	306,188		255,000	0		20,573	581,761

John C. Bassett	2019	293,596	80,000	392,700	0	100,562	26,830	893,688
Senior Vice President and Chief Human Resources Officer	2018	284,708		416,169	124,560	-20,540	16,029	820,926
	2017	275,569		202,500	0	34,867	22,117	535,053

Brent A. Flaharty	2019	298,152	80,000	451,900	0		11,870	841,922
Senior Vice President and Chief Customer Experience Officer	2018	284,282		412,550	124,380		12,934	834,146
	2017	270,549	35,000	412,550	0		13,480	731,579

1)

The amounts reflect the aggregate grant date fair value of stock awards granted in the fiscal year, computed in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718. The maximum payouts for the 2019 performance-based LTIP awards are as follows based on the grant date value: $2,486,250 for Mr. Maier, $2,759,725 for Mr. Vermette, $337,500 for Mr. Bingham, $400,500 for Mr. Rice, $420,600 for Mr. Parisi, $323,270 for Mr. Flaharty and $323,100 for Mr. Bassett (the foregoing maximums are 200% of target except for Mr. Vermette [Target is maximum]). For more information, please refer to “Note. 5 Stock-based Compensation” in our Annual Report on Form 10-K filed with the SEC.

2)	2019 Annual Incentive Plan payouts were approved at 0% of target for all senior executive officers.
3)

The amount shown in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” represent changes in benefit value under the RIP and RBEP. Plan benefits for Mr. Rice and Mr. Bassett have been frozen.

4)

The amounts shown in the “All Other Compensation” column include: (i) company matching contribution to the AFI Savings and Investment 401(k) plan and the NQDCP; and (ii) personal benefits (“perquisites”) consisting of medical examinations expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each NEO, the total value of all perquisites did not reach $10,000 and is not included in the amount shown.

The following table provides the detail for the amounts reported in the All Other Compensation for 2019 for each NEO:

Name	Perquisites and Other Benefits ($)	Company Match Savings Plan Contributions ($)	Vacation Termination and Severance	Tax Equalization© ($)	Total ($)
Donald R. Maier	—	46,634	2,894,474	—	2,941,108
Larry S. McWilliams	—	5,483	—	—	5,483
Michel S. Vermette	—	—	—	—	0
Ronald D. Ford	—	417	1,216,409	—	1,216,826
Douglas B. Bingham	—	20,157	—	—	20,157
Dominic C. Rice	—	13,388	841,348	8,945	863,682
Christopher S. Parisi	—	21,834	—	—	21,834
John C. Bassett	—	26,830	—	—	26,830
Brent A. Flaharty	—	11,870	—	—	11,870

(a)

Mr. Rice was originally hired by AWI’s Australian subsidiary (hired on July 1, 1981) and participated in a Superannuation (defined contribution) plan. All contributions to the scheme were provided by AWI. After moving to the United States, Mr. Rice remained a beneficiary of the Superannuation plan, but is no longer credited with employer contributions. A portion of Mr. Rice’s Superannuation benefit is subject to U.S. taxes under Section 402(b) of the Internal Revenue Code. AFI reimburses Mr. Rice for the amount of U.S. tax paid on the Australia Superannuation account and provides tax assistance on such reimbursement. Mr. Rice received reimbursement of $8,945 during 2019 representing assistance for the 2019 tax year.

GRANTS OF PLAN-BASED AWARDS

The table below shows information on AIP awards and PSUs and RSUs granted to each of the company’s NEOs under the terms of the Long-Term Incentive Plan in 2019. There is no assurance that the grant date fair value of stock awards will be realized by the executive.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (6) ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald R. Maier	(1)	N/A	125,307	250,614	501,228
	(2)	3/7/2019				46,911	93,821	187,642	31,274	1,657,500

Larry S. McWilliams	(1)	N/A	0	0	0
	(4)	5/13/2019				0	0	0	14,720	160,000

Michel S. Vermette	(1)	N/A	0	0	0
	(5)	9/11/2019				371,430	371,430	371,430	143,062	3,822,670

Ronald D. Ford	(1)	N/A	2,434	4,868	9,736					0

Douglas B. Bingham	(1)	N/A	82,282	164,563	329,126
	(2)	3/7/2019				6,368	12,736	25,472	4,246	225,000
	(3)	11/7/2019							45,000	177,300

Brent A. Flaharty	(1)	N/A	81,992	163,984	327,968
	(2)	3/7/2019				6,100	12,199	24,398	4,067	215,500
	(3)	11/7/2019							60,000	236,400

Dominic C. Rice	(1)	N/A	78,531	157,061	314,122
	(2)	3/7/2019				7,557	15,114	30,228	5,038	267,000

Christopher S. Parisi	(1)	N/A	92,744	185,487	370,974
	(2)	3/7/2019				7,936	15,872	31,744	5,291	280,400
	(3)	11/7/2019							45,000	177,300

John C. Bassett	(1)	N/A	73,399	146,798	293,596
	(2)	3/7/2019				6,097	12,193	24,386	4,065	215,400
	(3)	11/7/2019							45,000	177,300

(1)

2019 Annual Incentive Plan payouts were approved at 0% of target for executive officers. The amounts shown represent the 2019 AIP threshold, target and maximum opportunity for each NEO. The actual 2019 AIP payouts approved by the Committee on February 27, 2020 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

In 2019, our annual LTI program for NEOs consisted of 75% PSUs and 25% RSUs. The PSUs have a 3-year performance period. Vesting is based on the achievement of applicable performance targets relative to (1) cumulative FCF performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period (January 1, 2019, to December 31, 2021.) The PSUs have a one-year, post-vesting holding period for any portion that vests above target, such that the vested above-target PSUs will not be available to be sold until the one-year anniversary following the vesting date of the PSUs, subject to limited exceptions. Any dividend equivalents payable in connection in the PSUs are paid in cash.

(3)	Represents a one-time special time-based RSU, as described above in the CD&A. These RSUs will vest one-third each year until the third anniversary of the grant date.
(4)	Represents a one-time new hire RSU grant (5/13/2019) for Mr. McWilliams to vest June 4, 2020.
(5)	Represents a one-time new hire RSU and PSU grants (9/11/2019) for Mr. Vermette of RSU units and PSU units to vest over five years.
(6)

Amounts represent the aggregate grant date fair value for long-term incentive equity awards granted in 2019, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common stock on the date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexerciseable stock options and unvested RSUs and PSA/PSUs held by the NEOs as of December 31, 2019. Market or payout values in the table below are based on the closing price of our Common Shares as of that date, which was $4.27. The table below includes equity awards that were previously granted to NEOs by AWI and were converted to awards with respect to AFI stock in the separation from AWI.

		Option Awards			Stock Awards
		Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Name	Grant Date	Exercisable
Donald R. Maier	3/2/2011	29,970	9.61	03/02/21
	11/1/2011	22,313	8.96	11/01/21
	2/28/2012	83,639	11.67	02/28/22
	2/20/2013	61,685	13.98	02/20/23
	2/25/2014	55,142	14.55	02/25/24
	9/26/2014	18,143	15.27	09/26/24
	3/7/2017							67,487	(1)	288,169
	3/7/2018							54,929	(3)	234,547
	3/7/2019							—		—

Larry S. McWilliams	5/13/2019				14,720	(4)	62,854

Michel S. Vermette	9/11/2019				143,062	(5)	610,875	371,430	(6)	1,586,006

Ronald D. Ford	9/1/2017							24,447		104,389
	3/7/2018							13,959		59,605

Douglas B. Bingham	3/7/2019				4,246	(7)	18,130	12,736	(7)	54,383
	11/7/2019				45,000	(8)	192,150

Brent A. Flaharty	3/7/2017							10,974	(1)	46,859
	8/10/2017				4,815		20,560
	1/5/2018				12,147	(2)	51,868
	3/7/2018							14,768	(3)	63,059
	3/7/2019				4,067	(7)	17,366	12,199	(7)	52,090
	11/7/2019				60,000	(8)	256,200

Dominic C. Rice	2/28/2012	10,442	11.67	02/28/22
	2/20/2013	8,812	13.98	02/20/23
	2/25/2014	7,872	14.55	2/25/2024
	3/7/2017							11,305	(1)	48,272
	1/5/2018				21,180	(2)	90,439
	3/7/2018							10,115	(3)	43,191

Christopher S. Parisi	2/20/2013	5,706	13.98	02/20/23
	2/25/2014	5,417	14.55	02/25/24
	3/7/2017							13,564	(1)	57,918
	1/5/2018				13,616	(2)	58,140
	3/7/2018							18,755	(3)	80,084
	3/7/2019				5,291	(7)	22,593	15,872	(7)	67,773
	11/7/2019				45,000	(8)	192,150

John C. Bassett	3/2/2011	4,095	9.61	03/02/21
	2/28/2012	7,194	11.67	02/28/22
	2/20/2013	8,720	13.98	02/20/23
	2/25/2014	7,568	14.55	02/25/24
	3/7/2017							10,772	(1)	45,996
	1/5/2018				12,254	(2)	52,325
	3/7/2018							14,897	(3)	63,610
	3/7/2019				4,065	(7)	17,358	12,193	(7)	52,064
	11/7/2019				45,000	(8)	192,150

(1)

The 2017 PSA/PSUs vested in early 2020 upon Compensation Committee certification of performance results for the three-year performance period that ended December 31, 2019, at 0% for Messrs. Maier, Flaharty, Rice, Parisi and Bassett. The amounts shown were outstanding as of 12/31/2019, before results were certified.

(2)

Special RSU grant that vested 50% on the second anniversary of the grant date but will distribute on the third anniversary of the grant date. The remaining 50% will vest and distribute on the third anniversary of the grant date. The number shown reflects the vested and unvested amount outstanding.

(3)

The 2018 PSUs have a 3-year performance period ending December 31, 2020. The PSUs for all NEOs have vesting based on the achievement of applicable performance targets relative to (1) cumulative FCF performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period (maximum payout of 200% of target).

(4)	Grant will vest the earlier of the 2020 annual stockholders meeting or June 4, 2020.
(5)	Grant will vest in equal installments one, two, three, four and five years from the date of grant.
(6)

This PSU grant has a five-year performance period ending September 11, /2024. The PSU vesting is based on the achievement of applicable performance targets related to average share price hurdles which are reviewed annually.

(7)

The 2019 grant for all NEOs is 75% PSUs and 25% RSUs. The RSUs will vest in equal installments one, two and three years from the date of grant. The PSUs for all NEOs have vesting based on the achievement of applicable performance targets relative to (1) cumulative FCF performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period (maximum payout of 200% of target).

(8)	Special RSU four-year retention grant that begins to vest on the second anniversary of the grant date and then vests in equal installments two, three and four years from the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table shows the exercise of stock options by each of our NEOs during 2019, as well as stock awards held by each of our NEOs that vested during 2019.

Name	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Donald R. Maier			88,412	969,653
Larry S. McWilliams			0	0
Michel S. Vermette			0	0
Ronald D. Ford			17,058	174,333
Douglas B. Bingham			0	0
Brent A. Flaharty			4,815	37,076
Dominic C. Rice			6,734	92,256
Christopher S. Parisi			5,525	83,041
John C. Bassett			4,351	65,396

(1)

Represents the number of restricted stock and performance restricted stock awards that vested in 2019. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of our NEOs, including the number of years of service credited to each NEO, under the RIP and RBEP as of December 31, 2019. The amounts were determined using the same interest and mortality rate assumptions used in our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The RIP and RBEP (which are successors to AWI plans) were closed to new salaried participants effective January 1, 2005, and were closed to existing salaried participants who did not meet the age and service requirements as of March 1, 2006. The RIP and RBEP were amended to freeze benefit accruals for salaried employees, including the NEOs, effective December 31, 2017. Mr. Rice’s RIP and RBEP benefits were frozen on December 31, 2017. Mr. Bassett’s RIP and RBEP benefits were frozen February 28, 2006. No other NEOs participate in the RIP or RBEP.

The RBEP was established to pay any benefit that cannot be paid under the RIP due to Internal Revenue Code compensation or benefits limitations. All pension benefits are paid by the company. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit. RBEP benefits are paid in the form of an annuity.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (S)	Payments During Last Fiscal Year ($)
Donald R. Maier	Not Eligible
Larry S. McWilliams	Not Eligible
Michel S. Vermette	Not Eligible
Ronald D. Ford	Not Eligible
Douglas B. Bingham	Not Eligible
Dominic C. Rice	Retirement Income Plan for Employees of Armstrong Flooring, Inc.	36	1,738,003
	Retirement Benefit Equity Plan of Armstrong Flooring, Inc.	36	767,513
Christopher S. Parisi	Not Eligible
John C. Bassett	Retirement Income Plan for Employees of Armstrong Flooring, Inc.	8	352,148
	Retirement Benefit Equity Plan of Armstrong Flooring, Inc.	8	16,895
Brent A. Flaharty	Not Eligible

Participants in the RIP may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. Normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and Total Service totals 90 points (the “Rule of 90”). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006. Employees receive credit for post-March 1, 2006, age and service for Rule of 90 eligibility.

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $10,000 or less under the RIP, no lump sum payments are permitted. Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment. The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (the “AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment with AWI and AFI;

•	the participant’s number of years of Total Service (credited years of employment with AWI and AFI) used to calculate the pension amount; and

•

the participant’s Adjusted Covered Compensation (the “ACC”), which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which may not be less than zero

1.	AFC x 0.009 x Total Service to a maximum of 35 years; plus

2.	(AFC – ACC) x 0.005 x Total Service to 35 years; plus

3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years; plus

4.	AFC x 0.012 x Total Service over 35 years.

To the extent the participant is eligible for a frozen ESOP Pension Account annuity benefit that can be paid from the RIP, all of the allowable portion of the calculated annuity benefit will be added to the regular pension amount.

Special provisions apply if the RIP is terminated within five years following an Extraordinary Event, as this term is defined in the RIP. Upon the occurrence of such an event, plan liabilities would first be satisfied, and then remaining plan assets would be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with AFI until retirement. Our NEOs who are eligible for RIP pension benefits would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rate used to value benefit obligations equals 3.25%;

•	Post-Retirement Mortality using PR2012 projected from 2012 with MP2019;

•	EPA interest rate of 3.36%;

•	Retirement at age 65 or Rule of 90 eligibility, as specified.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2019 ($) (1)	Registrant Contributions in 2019 ($) (2)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2019 ($)
Donald R. Maier	50,027	37,520	208,685	1,037,939
Larry S. McWilliams
Michel S. Vermette
Ronald D. Ford			8,213	161,965
Douglas B. Bingham	9,266	6,949	964		17,179
Dominic C. Rice
Christopher S. Parisi	10,235	10,235	7,180		48,968
John C. Bassett	10,839	9,033	17,146		120,262
Brent A. Flaharty

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the SCT.
(2)	The amount in this column is also reported in the All Other Compensation column of the SCT.
(3)	The table below reflects amounts reported in the aggregate balance at last fiscal year-end.

Name	Aggregate Balance at 12/31/2018 ($)
Donald R. Maier	741,707
Larry S. McWilliams
Michel S. Vermette
Ronald D. Ford	153,752
Douglas B. Bingham
Dominic C. Rice
Christopher S. Parisi	21,318
John C. Bassett	83,243
Brent A. Flaharty

Our RIP is closed to new salaried participants, as noted above under “Pension Benefits.” As the RIP and RBEP benefits were frozen on December 31, 2017, Mr. Rice was eligible to participate in the NQDCP beginning January 1, 2018. As noted in the Compensation Disclosure and Analysis, each NEO is eligible to participate in the AFI 401(k) plan.

The NQDCP was established to provide benefits similar to the 401(k) plan as it applies to eligible employees whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year. A participant may elect to defer up to 25% of eligible base salary earnings and up to 25% of eligible AIP earnings that in 2019 exceeded $237,500. The company matching contribution is the same as that provided under the AFI 401(k) plan . Participants may transfer account balances between available investment options on a notational basis.

Participants become vested in the company matching contributions after completing three years of continuous service in which the participant worked at least 1,000 hours in each year.

Under the NQDCP, except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120-month installments commencing after the date of the participant’s termination. All elections must comply with the Internal Revenue Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single lump sum distribution at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

Under the NQDCP, the company reserves the right to cause the participant to forfeit or require repayment of the company match benefits where the participant is discharged for willful, deliberate or gross misconduct, or where the participant has engaged in conduct that is injurious to the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which each NEO would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2019.

The “Change in Control” column assumes that there is no limitation on payments under the “best net” provision in each CIC agreement relating to tax under Section 4999 of the Internal Revenue Code. Amounts in the “Change in Control” column are “double trigger” payments and are therefore applicable only in the event both a change-in-control (“CIC”) event and either an involuntary (without Cause) termination or a termination for Good Reason under the CIC agreement occur. The 2017 PSA/PSUs vested in early 2020 upon Compensation Committee certification of performance results for the three-year performance period that ended December 31, 2019, at 0%. The Performance Shares below are valued at target.

Michel S. Vermette	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	2,600,000	2,600,000	3,250,000
Health & Welfare Benefit Continuation	—	—	7,339	7,339	29,357
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	0	0	0
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	1,586,006
Restricted Stock	—	—	—	—	610,875
Stock Options	—	—	—	—	—

Total	—	—	2,627,339	2,627,339	5,506,238

Douglas B. Bingham	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	697,500	697,500	930,000
Health & Welfare Benefit Continuation	—	—	7,339	7,339	29,357
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	165,000	165,000	165,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	54,383
Restricted Stock	—	—	—	—	210,280
Stock Options	—	—	—	—	—

Total	—	—	889,839	889,839	1,419,020

Brent A. Flaharty	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	701,555	701,555	935,406
Health & Welfare Benefit Continuation	—	—	8,031	8,031	32,124
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	165,959	165,959	165,959
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	162,008
Restricted Stock	—	—	—	—	345,994
Stock Options	—	—	—	—	—

Total	—	—	895,545	895,545	1,671,492

John C. Bassett	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	665,435	665,435	887,247
Health & Welfare Benefit Continuation	—	—	7,339	7,339	29,357
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	147,875	147,875	147,875
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	161,671
Restricted Stock	—	—	—	—	261,832
Stock Options	—	—	—	—	—

Total	—	—	840,649	840,649	1,517,981

Christopher S. Parisi	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	789,854	789,854	1,053,138
Health & Welfare Benefit Continuation	—	—	8,031	8,031	32,124
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	186,847	186,847	186,847
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	205,776
Restricted Stock	—	—	—	—	272,883
Stock Options	—	—	—	—	—

Total	—	—	1,004,732	1,004,732	1,780,768

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of our NEOs in the event of a voluntary resignation or an involuntary termination for Cause.

Involuntary Termination without Cause in the Absence of CIC

We maintain the Severance Pay Plan for Executive Employees of Armstrong Flooring, Inc. (“Executive Severance Plan”) to provide severance pay in a situation other than a CIC. All NEOs, except for Mr. Vermette, participate in the Executive Severance Plan. Mr. Vermette’s severance payments and benefits are set forth in his employment agreement. Mr. Ford’s participation in the Executive Severance Plan was terminated per the terms of the Separation and Release he entered into with the Company as a result of his resignation from his position as Senior Vice President and Chief Financial Officer effective January 4, 2019.

The Executive Severance Plan provides each NEO with severance payments and benefits in the event of the NEO’s termination of employment by the company without Cause (1) due to a reduction in force; (2) due to the elimination of the NEO’s position; or (3) for any reason approved by the Executive Severance Plan administrator, provided that the NEO is not provided with Reasonable Alternative Employment. For purposes of the severance agreements, “Cause” shall mean any of the following conduct by a NEO, as determined in the sole discretion of the Committee: (a) conviction of a felony or a crime involving moral turpitude; (b) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the company; (c) violation of AFI’s Code of Conduct or employment policies, as in effect from time to time; (d) breach of any written non-competition, confidentiality or non-solicitation covenant of the NEO with respect to the company; or (e) gross misconduct in the performance of the NEO’s duties with the company. “Reasonable Alternative Employment” shall mean an offer of employment where (i) the base salary is equal to at least 90% of the NEO’s current base salary, and (ii) the distance between the NEO’s residence or current place of employment and the new place of employment is within 50 miles, or the distance of the NEO’s current commute, whichever is greater.

Severance payments and benefits under the Executive Severance Plan include the following, provided that the NEO delivers an effective release of claims in favor of the Company and its affiliates and executes a restrictive covenants agreement containing non-competition, non-solicitation, confidentiality and non-disparagement covenants:

•

In the case of the CEO, a lump sum payment equal to two times the sum of the CEO’s base salary and target annual incentive under the AIP, and in the case of each other NEO, a lump sum payment equal to one and one-half times the sum of the NEO’s base salary and target annual incentive under the AIP.

•	NEO’s monthly COBRA premium under the applicable health, dental and vision plans as of the NEO’s termination date, less the active monthly employee rate for the same period.

•

A lump sum prorated AIP for the fiscal year in which the NEO’s termination date occurs, calculated based on actual Company performance through the end of the fiscal year and the period that the NEO was employed with the company during such fiscal year. The prorated AIP, if any, will be paid at the same time annual incentives are paid to active employees under the AIP.

•	Up to 12 months of outplacement services, not to exceed $20,000 in cost.

Information in the tables above assumes that any termination was effective December 31, 2019 and is based on the program parameters in effect as of December 31, 2019, as outlined above.

Qualifying Involuntary Termination in Connection with a Change in Control

All NEOs, except for Mr. Vermette, have CIC Agreements. Under the CIC Agreement, the NEO is entitled to receive severance payments upon involuntary termination without Cause or termination for Good Reason within two years following a CIC, or within six months preceding a CIC if the termination is in connection with a potential CIC. Mr. Ford’s CIC Agreement was terminated per the terms of the Separation and Release he entered into with the Company as a result of his resignation from his position as Senior Vice President and Chief Financial Officer effective January 4, 2019.

Cause is defined in the CIC Agreements as (i) the willful and continued failure by the NEO to substantially perform the NEO’s duties after a written demand for substantial performance is delivered to the NEO by the Board, or (ii) the willful engaging by the NEO in conduct which is demonstrably and materially injurious to the company, or (iii) the NEO’s conviction of any felony.

Termination for Good Reason as defined in each NEO’s individual CIC agreement means:

(i)

the assignment to the NEO of any duties inconsistent with the NEO’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the NEO’s responsibilities, including diminution as a result of the Company no longer being a publicly traded corporation following the CIC;

(ii)	a reduction by the Company in the NEO’s annual base salary;

(iii)	relocation of the NEO’s principal place of employment to a location more than 50 miles from the principal place of employment immediately before the CIC;

(iv)	failure by the Company to pay to the NEO any portion of the NEO’s current compensation; or

(v)

failure by the Company to continue in effect any compensation or benefit plan in which the NEO participates immediately prior to a CIC which is material to the NEO’s total compensation unless an equitable arrangement has been made.

CIC Agreements – Key Terms

We will not provide tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code to any of our NEOs. Set forth below are certain key terms of the CIC Agreements (including those set forth in Mr. Vermette’s employment agreement):

Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term.

Severance Benefits	2.5 times base salary plus target AIP for Mr. Vermette, 2 times base salary plus target AIP for Messrs. Bingham, Flaharty, Parisi and Bassett.

Pro rata AIP	Prorated target AIP for year of termination

Health & Welfare Benefit Continuation	Continued life, disability, accident and health insurance benefits (including for the NEO’s dependents) for 24 months following the NEO’s termination date, less the active employee costs for such benefits.

Outplacement	Up to $30,000 in outplacement fees assistance

Accelerated Equity Vesting	Double-trigger accelerated vesting (requires a CIC and qualifying termination of employment) for stock options, RSUs, PSAs, PSUs and other equity grants to vest if assumed by the acquirer; the Company may cash out equity grants if not assumed by the acquirer.

Restrictive Covenants	Non-competition and non-solicitation restrictions for twenty-four (24) months post-employment in the case of Mr. Vermette and eighteen (18) months for other NEOs

Parachute Tax	Any amounts paid under the CIC Agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 4999, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount.

“Change in Control” (“CIC”) generally means the occurrence of one of the following events:

I.    Any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the company or its affiliates) representing 35% or more of the combined voting power of the company’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in Clause (i) of Paragraph (III) below; or

II.    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the company’s stockholders was approved or recommended by a vote of at least 2/3 of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

III.    there is consummated a merger or consolidation of the company or any direct or indirect subsidiary of the company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of Directors of the company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

IV.    the stockholders of the Company approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by the company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of Directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a CIC shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans as of December 31, 2019.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holder(s)	2,241,484 (1)	$12.86 (2)	2,051,888 (3)
Equity compensation plans not approved by security holder(s)	0	Not Applicable	0
Totals	2,241,484	$12.86	2,051,888

(1)

Includes RSUs, PSAs, PSUs and stock options to purchase our shares of our common stock granted under the Company’s 2016 LTIP (including awards granted under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (or predecessor plans) and converted to awards on common stock of the Company and assumed effective as of April 1, 2016 under 2016 LTIP) and 2016 Directors Stock Unit Plan.

(2)	Represents the weighted-average exercise price of the outstanding stock options only; the outstanding RSUs and PSUs are not included in this calculation.
(3)

Reflects shares available pursuant to the issuance of stock options, RSUs, PSUs, or other stock-based awards under the 2016 LTIP and 2016 Directors Stock Unit Plan. This number includes all shares that have been and may be issued under the LTIP since its inception in 2016 including awards granted under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (or predecessor plans) and converted to awards on common stock of the Company and assumed effective as of April 1, 2016 under 2016 LTIP.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, we seek your vote to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis” in this Proxy Statement, the Board seeks to link a significant portion of senior executive compensation with the Company’s performance. The Company’s compensation programs are designed to reward the Company’s senior executives for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking. The Company’s executive compensation program is strongly aligned with the long-term interests of stockholders. The Company urges you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation program, including our compensation philosophy and objectives and the compensation of the Company’s NEOs during fiscal year 2019.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s NEOs, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s NEOs.

Accordingly, the Board and management ask stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2020. In accordance with past practice, the appointment of KPMG LLP to be the Company’s registered independent public accounting firm for 2020 will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection and appointment of our independent registered public accounting firm. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions from stockholders at the meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2019. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

Management of the Company has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. KPMG LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting based on the criteria established in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Accordingly, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2019 with the Company’s management. The Audit Committee also reviewed and discussed with management the critical accounting policies applied by the Company in the preparation of those financial statements. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and had the opportunity to ask KPMG LLP questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee considers the independence, qualifications and performance of KPMG LLP. Such consideration includes reviewing the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussing with KPMG LLP their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee has also engaged KPMG LLP as the Company’s independent registered public accounting firm for 2020. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2020.

Submitted by the Audit Committee

Michael W. Malone (Chair)

Michael F. Johnston

Kathleen S. Lane

Jeffrey Liaw

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services rendered by KPMG LLP, our independent registered public accounting firm, for 2019 and 2018 are set forth in the table below.

	(amounts in thousands)
	2019	2018
Audit Fees (1)	$1,691	$1,898
Audit Related Fees (2)	13	12
Audit and Audit Related Fees Subtotal	1,704	1,910
Tax Fees (3)	174	159
All Other Fees
Total Fees	$1,878	$2,069

(1)

Audit Fees are for services rendered in connection with the audit of Armstrong Flooring’s consolidated financial statements as of and for the year ended December 31, 2019 and 2018, for which a portion of the billings occurred in the following year. Audit fees were also incurred for reviews of consolidated/combined financial statements included in Armstrong Flooring’s quarterly reports on Form 10-Q, services normally provided in connection with statutory and regulatory filings, services for a preferability letter, and services for consents.

(2)	Audit Related Fees consisted principally of fees for accounting research assistance on technical accounting topics.
(3)	Tax Fees were primarily for tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to submit stockholder proposals for the 2021 annual meeting of stockholders for inclusion in the Company’s 2021 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than December 25, 2020.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2021 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in Lancaster (see above), not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than February 5, 2021 and no later than March 7, 2021. All director nominations and stockholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2021 annual meeting of stockholders is more than 25 calendar days before or after the first anniversary of the Annual Meeting, your proposal must be received by the Corporate Secretary by close of business on the tenth day following the day we publicly announce the date of the 2021 annual meeting of stockholders.

Any stockholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2021 annual meeting of stockholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Stockholders, including financial statements, is being furnished simultaneously with this Proxy Statement to all stockholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2019, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to: Armstrong Flooring, Inc., Investor Relations, P.O. Box 3025, Lancaster, PA 17603.

Our Annual Report is also available at www.proxyvote.com, or www.armstrongflooring.com – Investor Relations – Annual Reports And Proxies. The Form 10-K is also available at www.armstrongflooring.com–Investor Relations–SEC Filings, and will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Armstrong Flooring under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

ANNEX A

ANNEX A to Armstrong Flooring, Inc. 2020 Proxy Statement

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current results and prior period results. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. Dollars are in millions unless otherwise indicated.

Twelve Months Ended December 31, 2019
Total
Net (Loss) Income	($58.5)
Interest Expense	4.4
Other Expense	1.8
Net loss from discontinued operations	(10.4)
Taxes	1.6

Operating Income (Loss)	(61.1)
Depreciation and amortization	50.7
Expense related to executive transition	7.4
Expense related to inventory write-downs	13.6
Expense related to merchandising write-downs	5.9
Expenses related to cost reduction initiatives, special projects, and plant closures	5.2
U.S. pension expense	2.7
Adjustment for corporate expense	—

Adjusted EBITDA	$24.4

Twelve Months Ended December 31, 2019
Operating Cash Flow	$(6)
CAPEX	(29)

Free cash flow	$(35)

A-1

VOTE BY INTERNET - www.proxyvote.com Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting ARMSTRONG FLOORING INC. instruction form. CHRISTOPHER S. PARISI 2500 COLUMBIA AVENUE During the Meeting - Go to www.virtualshareholdermeeting.com/AFI2020 P.O. BOX 3025 LANCASTER, PA 17603 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR each of the nominees named in Proposal 1. 1. Election of Directors (nominees 1a, 1b, 1c, 1d, 1e, 1f and 1g) to serve for a one-year term. Nominees The Board of Directors recommends you vote FOR For Against Abstain proposals 2 and 3. For Against Abstain 1a. Michael F. Johnston 0 0 0 2. Advisory, Vote to Approve Named Executive 0 0 0 Officer Compensation. 1b. Kathleen S. Lane 0 0 0 3. Ratification of appointment of KPMG LLP 0 0 0 Company’s Independent Registered Public Accounting Firm. 1c. Jeffrey Liaw 0 0 0 1d. Michael W. Malone 0 0 0 NOTE: To transact other business as may properly come before the meeting or any adjournment or postponement thereof. 1e. Larry S. McWilliams 0 0 0 1f. James C. Melville 0 0 0 1g. Michel S. Vermette 0 0 0 For address change/comments, mark here. 0 18 . (see reverse for instructions) . 1 . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000464543 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com ARMSTRONG FLOORING, INC. Annual Meeting of Stockholders June 5, 2020 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Larry S. McWilliams and James C. Melville as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the common shares of Armstrong Flooring, Inc. held of record by the undersigned on April 7, 2020, at the Annual Meeting of Stockholders to be held on June 5, 2020 at 9:00 a.m., or any adjournment of postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. lf no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address change/comments: . 18 . 1 . 0 R1 _ 2 0000464543 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side